Exhibit 4.32

EXECUTION VERSION

R$ 600.000.000,00 MASTER TERM LOAN CREDIT FACILITY AGREEMENT

Among

TIM CELULAR S.A.

As Borrower

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.

As Guarantor

HSBC BANK PLC

As Initial Mandated Lead Arranger

HSBC BANK BRASIL S.A. – BANCO MÚLTIPLO
As Administrative Agent

And

THE LENDERS PARTY HERETO

DATED AUGUST 26, 2005

TABLE OF CONTENTS

Article		Page
1.	Definitions and Interpretation	3
2.	The Facilities	4
3.	Disbursement	5
4.	Repayment; Prepayment and Cancellation	7
5.	Interest	8
6.	Taxes	11
7.	Illegality	12
8.	Mitigation	13
9.	Fees	13
10.	Costs and Expenses	14
11.	Guarantee	15
12.	Representations and Warranties	17
13.	Covenants	17
14.	Events of Default	17
15.	Indemnity	18
16.	Default Interest	19
17.	Role of the Administrative Agent and the Initial Lead Arranger	19
18.	Assignment	24
19.	Payment Mechanics; Calculations	25
20.	Sharing	27
21.	Set-off	28
22.	Amendments	29
23.	Other Provisions	30
24.	Governing Law; Jurisdiction	31
Schedule		**Page**
1.	Lenders	35
2.	Conditions Precedent	36
Appendix		**Page**
1.	Definitions	37
2.	Representations and Warranties	48
3.	Covenants	51
4.	Events of Default	57
Exhibit		**Page**
1.	Form of Disbursement Request	60
2.	Form of *Cédula de Crédito Bancário*	62
3.	Form of Assignment and Acceptance	78

VISTO JURÍDICO HSBC VISTO

ITS Santander Banespa -Jurídico Atacado-

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Banco Votorantim S.A. - Dep. Jurídico

TIM JURÍDICO

ASSESSORIA JURÍDICA A NEGÓCIOS UNIBANCO

This MASTER TERM LOAN FACILITY AGREEMENT is made on August 26, 2005, by and among:

(1) TIM CELULAR S.A., a company (*sociedade anônima*) duly organized and existing in accordance with the laws of Brazil, with its head office at Avenida Giovanni Gronchi, 7.143, City of São Paulo, State of São Paulo, Brazil, enrolled with the General Taxpayer's Registry (CNPJ/MF) under No. 04.206.050/0001-80 (the "Borrower");

(2) TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A., a company (*sociedade anônima*) duly organized and existing in accordance with the laws of Brazil, with its head office at Avenida das Américas, 3.434, bloco 1, 6º andar, City of Rio de Janeiro, State of Rio de Janeiro, Brazil, enrolled with the General Taxpayer's Registry (CNPJ/MF) under No. 02.600.854/0001-34 (the "Guarantor");

(3) HSBC BANK PLC, a financial institution duly organized and existing in accordance with the laws of England, with its head office at 8 Canada Square, Level 24, City of London, England, as initial mandated lead arranger of the Facilities (the "Initial Mandated Lead Arranger");

(4) HSBC BANK BRASIL S.A. – BANCO MÚLTIPLO, a financial institution duly organized and existing in accordance with the laws of Brazil, with its head office at Travessa Oliveira Bello, No. 34, 4th Floor, City of Curitiba, State of Paraná, Brazil, enrolled with the General Taxpayer's Registry (CNPJ/MF) under No. 01.701.201/0001-89, as administrative agent for the Lenders (the "Administrative Agent"); and

(5) The LENDERS set forth in Schedule 1, which will also be acting as a Mandated Lead Arranger.

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1. Definitions. Capitalized terms used herein shall have the respective meanings assigned to them in Appendix 1.

Section 1.2. Interpretation. In this Agreement, except to the extent specifically provided otherwise:

(i) references to this Agreement or any other document, instrument or agreement shall be construed as references to this Agreement or, as the case may be, such other document, instrument or agreement, as amended, supplemented and otherwise modified and in effect from time to time;

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(ii) references to any document, instrument or agreement, including this Agreement, shall include (a) all exhibits, annexes, schedules, appendices or other attachments hereto or thereto and (b) all documents, instruments or agreements issued or executed in replacement thereof;

(iii) terms defined in the singular have the same meanings when used in the plural and *vice versa*;

(iv) words importing any gender include the other gender;

(v) references to statutes or regulations include all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to;

(vi) references to articles, sections (or subdivisions or subsections), appendices, exhibits or schedules are to those of this Agreement and are for ease of reference only and shall not affect the interpretation of this Agreement;

(vii) references to Persons include their respective permitted successors and assigns and, in the case of governmental Persons, Persons succeeding to their respective functions and capacities; and

(viii) references to time shall be construed as references to the official hour of Brazil (Brasília time).

Section 1.3. Accounting and Financial Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or to the Lenders hereunder shall be prepared in accordance with Brazilian GAAP.

Section 1.4. Continuing Default. Any reference herein relating to an Event of Default which has occurred and is continuing (or words of similar effect) shall be understood to mean that such Event of Default has not been cured or remedied to the satisfaction of, or waived by, the Lenders in accordance with the provisions of this Agreement.

ARTICLE 2

THE FACILITIES

Section 2.1. Availability of the Facilities. Upon the terms and subject to the conditions hereof, each of the Lenders severally agrees to make available to the Borrower:

(i) a term loan facility in an aggregate amount equal to the respective Facility A

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Commitment indicated in Schedule 1; and

(ii) a term loan facility in an aggregate amount equal to the respective Facility B Commitment indicated in Schedule 1.

Section 2.2. Cancellation. Subject to Section 3.1, the undrawn Facility A Commitments and the undrawn Facility B Commitments of each Lender shall be automatically cancelled at 18:00 hs on the Facility Availability End Date.

Section 2.3. Lenders' Obligations Several. The obligations of each Lender are several and the failure by a Lender to perform its obligations hereunder shall not affect the obligations of the Obligors towards any other party hereto nor shall any other party be liable for the failure by such Lender to perform its obligations hereunder.

Section 2.4. Lenders' Rights Several. The rights of each Lender under or in connection with this Agreement are several and any debt arising hereunder at any time from the Obligors to any of the other parties hereto shall be a separate and independent debt, subject to the provisions of Article 20. Except as otherwise provided herein, each such party shall be entitled to protect and enforce its individual rights arising out of this Agreement or any CCB (as defined in Section 3.4) independently of any other party (so that it shall not be necessary for any party hereto to be joined as an additional party in any proceedings for this purpose).

ARTICLE 3
DISBURSEMENT

Section 3.1. Disbursement Request. The Borrower may from time to time during the Availability Period request the making of a Disbursement to each Lender under Facility A or, as the case may be, Facility B, by delivering no later than 12:00 hs on a Business Day falling not less than two Business Days before the proposed date for the making of such Disbursement a disbursement request to the Administrative Agent, substantially in the form of Exhibit 1 (the "Disbursement Request"). Without prejudice to the foregoing, it is hereby agreed and understood that if the Borrower shall not request its first Disbursement within three months from the Closing Date, then all Commitments hereunder shall be automatically cancelled.

Section 3.2. Terms of Disbursement. Each Disbursement Request delivered to the Administrative Agent pursuant to Section 3.1 shall specify:

(i) whether the Disbursement is to be made under Facility A or Facility B;

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(ii) the proposed Disbursement Date, which shall be a Business Day falling within the Availability Period;

(iii) the proposed amount of the Disbursement; and

(iv) the proposed Interest Period of the Disbursement.

Section 3.3. Notice by the Administrative Agent to the Lenders. Promptly following receipt of a Disbursement Request, the Administrative Agent shall advise each Lender of the details thereof so as to enable each such Lender to timely make its share of such Disbursement.

Section 3.4. *Cédulas de Crédito Bancário*. No later than 18:00hs on the date a Disbursement Request is received by the Administrative Agent, it shall furnish to the Borrower completed *cédulas de crédito bancário*, substantially in the form of Exhibit 2 (the "CCBs"), representing each Lender's Disbursement Amount, to be executed and delivered by the Borrower and the Guarantor (as per *aval*) to the respective Lenders (with copies to the Administrative Agent) until 18:00hs on the immediately following Business Day.

Section 3.5. Conditions Precedent. Except as the Lenders may otherwise agree in writing, the Borrower may not deliver a Disbursement Request and the Lenders will not be obliged to make a Disbursement unless the Administrative Agent has confirmed to the Borrower and the Lenders that it has received all of the documents and other evidence listed in Schedule 2 and that each is, in form and substance, satisfactory to the Administrative Agent. Upon request by each Lender, the Administrative Agent shall provide copies of all documents and other evidence listed in Schedule 2 to such Lender.

Section 3.6. Further Conditions. If the Borrower requests a Disbursement in accordance with Section 3.1 and, on the proposed Disbursement Date:

(i) the Borrower and the Guarantor (as per *aval*) shall have executed and delivered to each Lender a CCB representing such Lender's Disbursement Amount and dated as of the respective Disbursement Date;

(ii) immediately after such disbursement, the Outstandings will not exceed the Total Commitments;

(iii) the amount of such Disbursement does not exceed the relevant Available Facility;

(iv) on and as of the proposed Disbursement Date no Event of Default or Potential Event of Default has occurred or is continuing;

(v) the Repeated Representations are true in all material respects;

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(vi) each of the members of the Restricted Group is not in default in respect of any Borrowings in an amount exceeding R$ 75.000.000,00; and

(vii) no event has occurred since the date of each of the Obligors' latest available financial statements which is reasonably expected to have a Material Adverse Effect,

then the Administrative Agent shall instruct each Lender to deposit until 12:00hs on the Disbursement Date the respective Disbursement Amount, net of any applicable Tax (including, without limitation, IOF and CPMF) and expenses, in the account held by the Borrower with the Administrative Agent under number 05452-80, branch 0454.

Section 3.7. Failure to Disburse. In the event of failure by a Lender to make a deposit of its Disbursement Amount in accordance with Section 3.6, such Lender shall promptly return the CCB representing such Disbursement Amount to the Borrower and indemnify the Borrower for any duly documented losses, costs and expenses arising from such failure.

Section 3.8. Lenders' Participation in Disbursements. Unless otherwise expressly agreed among the relevant Lenders, the amount of each Lender's participation in each Disbursement will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Disbursement.

ARTICLE 4
REPAYMENT; PREPAYMENT AND CANCELLATION

Section 4.1. Scheduled Repayment. The Borrower shall repay the aggregate outstanding principal amount of each of the Disbursements on the relevant Final Maturity Date in accordance with the procedures set forth in Section 19.1.

Section 4.2. Mandatory Prepayment and Cancellation. In the event of a Change of Control or if the terms of Item 1.11 of Appendix 3 are not complied with, the Borrower will notify the Administrative Agent of such event within 10 Business Days and the Borrower and the Administrative Agent (on behalf and acting under the instructions of an Instructing Group) will negotiate to determine how to continue the Facilities. The negotiations will be carried on in good faith. Neither party is bound to continue the negotiations after the date falling 30 days after the beginning of such negotiations. If no agreement with an Instructing Group is reached, then, on such date, the Administrative Agent (on behalf and acting under the instructions of an Instructing Group) shall cancel the Total Commitments and declare the Outstandings, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable.

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whereupon the Total Commitments will be cancelled and all such Outstandings will become immediately due and payable.

Section 4.3. Voluntary Prepayment. The Borrower may prepay any Disbursement, in whole or in part, together with any applicable interest accrued thereon until the date of prepayment, by delivering to the Administrative Agent a notice stating the proposed date and aggregate principal amount of the prepayment no later than 12:00hs on a day falling not less than two Business Days before the proposed date of prepayment.

Section 4.4. Voluntary Cancellation. The Borrower may cancel the whole or any part of an Available Facility by delivering to the Administrative Agent a notice stating the proposed date and aggregate principal amount of the cancellation no later than 12:00hs on a day falling not less than two Business Days before the proposed date of cancellation. Any cancellation under this Section 4.4 shall reduce the Commitments of the Lenders rateably under that Facility.

Section 4.5. Reborrowing; Reinstatement. Neither the Facility A nor the Facility B are revolving and consequently no amount repaid or prepaid in respect of a Disbursement may subsequently be reborrowed and no amount of the Total Commitment cancelled under this Agreement may be subsequently reinstated.

ARTICLE 5
INTEREST

Section 5.1. Selection of Interest Periods. The life of each Disbursement is divided into successive periods for the calculation of interest thereon (each an "Interest Period"). The Interest Period of each Disbursement will be the period selected in the Disbursement Request for such Disbursement, which shall be a period of six months or such other period as the Administrative Agent (acting under the instructions of all the Lenders participating in the relevant Disbursement) and the Borrower may agree, provided, however, that the last Interest Period of such Disbursement may be reduced as required to ensure that such Interest Period coincides with the relevant Final Maturity Date. An Interest Period is succeeded by another on a continuous basis.

Section 5.2. Payment of Interest. Interest accruing on each Disbursement is payable by the Borrower on the last day of each Interest Period applicable to such Disbursement.

Section 5.3. Calculation of Interest.

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(i) Interest shall accrue on the unpaid principal amount of each Disbursement at a rate per annum equal to the CDI Rate for each Interest Period plus the Margin in accordance with the following formula:

$I = VNe \times (InterestFactor - 1)$, where:

I - Interest, including the Margin, calculated with six decimal places, with no rounding adjustments, due at the end of each Interest Period;

VNe - Outstanding principal amount on the beginning of the Interest Period, calculated with six decimal places, with no rounding adjustments;

$InterestFactor$ - Interest factor comprised by the floating parameter plus the Margin, calculated with nine decimal places, with rounding adjustments, as follows:

$InterestFactor = (DIFactor \times SpreadFactor)$, where:

$DIFactor$ - Product of the DI – *Over* rates, based on the percentage applied, from and including the first day of an Interest Period until, but not including, the last day of the same Interest Period, calculated with eight decimal places and rounding adjustments, as follows:

$DI = \prod_{k=1}^{n}(1 + TDI_k)$, where:

n - Aggregate number of DI-Over rates taken into consideration for the calculation;

TDI_k - Daily DI-Over rate, calculated with eight decimal places, with rounding adjustments, as follows:

$TDI_k = \left(\frac{DI_k}{100} + 1\right)^{\frac{1}{252}} - 1$, where:

DI_k - DI-*Over* rate announced CETIP, valid for one Business Day (overnight), with two decimal places.

$SpreadFactor$ - Margin, calculated with nine decimal places, with rounding adjustments, as follows:

$SF = (M + 1)^{\frac{CD}{360}}$, where:

M - Margin;

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CD - actual number of days elapsed during the relevant Interest Period.

(ii) If the Borrower makes a payment of interest in an amount lower than the amount effectively owed by it, the Administrative Agent shall, until 11:00hs of the Business Day immediately succeeding the date such payment is made, inform to the Borrower the outstanding balance of such interest payment (as adjusted by the applicable interest rate and default charges in accordance with Article 16), so that the Borrower may supplement such payment on the same date. In the event the amount paid by the Borrower as interest exceeds the amount effectively owed by it, the Administrative Agent shall, until 17:00hs of the Business Day immediately succeeding the date such payment is made, return to the Borrower the exceeding amounts without any adjustment or penalty whatsoever.

(iii) If on any date on which the CDI Rate shall be calculated the Administrative Agent determines in a conclusive manner that the CDI Rate is unavailable, the latest available CDI Rate shall be applied for such calculation. If the CDI Rate remains unavailable for a period of over 30 consecutive days, the successor rate to the CDI Rate shall be applied or, if no such rate exists, the Administrative Agent shall promptly notify the Lenders and the Lenders shall agree with the Borrower on an alternative rate, provided that in case no agreement is reached during the next 45 days, the Administrative Agent (on behalf of the Lenders) shall declare the Total Commitments cancelled and the Outstandings, together with accrued interest (based on the latest available CDI Rate) and all other amounts accrued under the Finance Documents, immediately due and payable.

(iv) During the period beginning on the Closing Date and ending on (but not including) the date falling 12 months thereafter, the applicable Margin for a Disbursement will be 1.25% per annum.

(v) As from the date falling 12 months after the Closing Date, the applicable Margin for a Disbursement will be the percentage rate per annum as set forth below opposite the Guarantor's Consolidated Net Debt/Consolidated EBITDA ratios specified below, as adjusted semi-annually upon receipt by the Administrative Agent of the applicable Compliance Certificate, it being understood, however, that for the period beginning on the date falling 12 months after the Closing Date until the date of receipt of the Compliance Certificate for the measurement period ending immediately after such date, the Margin will be set by reference to the Compliance Certificate delivered for the measurement period ending immediately prior to the date falling 12 months after the Closing Date.

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(vi) The Administrative Agent shall promptly notify to each Lender any change in the applicable Margin for a Disbursement.

ARTICLE 6
TAXES

Section 6.1. Gross-up. All payments to be made by each of the Obligors to any Finance Party under the Finance Documents shall be made free and clear of and without deduction for or on account of Taxes unless any Obligor is required by law to make such deduction or withholding of Tax (a "Tax Deduction"), in which case the sum payable by the Obligors (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that such Finance Party receives a sum, after any Tax Deduction, equal to the sum which it would have received had no such Tax Deduction been made. Without limiting the generality of the foregoing, the Obligors shall pay any and all amounts relating to IOF and CPMF imposed on payments to be made by the Obligors to any Finance Party under the Finance Documents.

Section 6.2. Notification. The Borrower shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall notify the Borrower and the Guarantor.

Section 6.3. Undertaking to Pay. If an Obligor is required to make a Tax Deduction, such Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the amount required by law.

Section 6.4. Tax Receipts. The Borrower shall furnish to the Administrative Agent, upon the request of the Administrative Agent or any Lender (through the Administrative Agent), certified copies and/or original official tax receipts in respect of each payment of Taxes required under Section 6.1, within 30 days after the date such payment is made, and the Borrower shall promptly furnish to the Administrative Agent at its request or at the request of any Lender (through the Administrative Agent) any other information, documents and receipts that the Administrative Agent or such Lender may reasonably require to

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establish to its satisfaction that full and timely payment has been made of all Taxes required to be paid under Section 6.1.

Section 6.5. Tax Indemnity. The Borrower shall indemnify the Finance Parties against, and reimburse each Finance Party within 15 days of written request for, any Taxes and any loss, liability, claim or expense, including interest, penalties and reasonable legal fees, and expenses that each Finance Party may incur at any time arising out of or in connection with any failure of any Obligor to make any payment of Taxes when due. A Lender intending to make a claim pursuant to this Section 6.5 shall notify the Administrative Agent of the event giving rise to the claim and present supporting documentation and/or evidence of such claim, whereupon the Administrative Agent shall promptly notify the Borrower thereof.

Section 6.6. Delivery of Tax Documents. Upon the reasonable request of the Borrower, each Finance Party that may legally do so agrees to complete in good faith, execute and deliver to the Borrower such forms, certificates, documents, applications, declarations or returns as are necessary to establish the extent to which any payments to such Finance Party are exempt from, or are entitled to a reduction of, withholding or deduction of any Tax. The Borrower shall not be obligated to pay amounts to a Finance Party pursuant to Section 6.1 in respect of Taxes to the extent that such Taxes would not have arisen but for the failure by such Finance Party to use all reasonable efforts lawfully to complete, execute and deliver to the Borrower such forms in a reasonably timely fashion.

ARTICLE 7
ILLEGALITY

Section 7.1. Illegality. If, at any time, it is or will become unlawful for a Lender to perform any of its obligations under this Agreement or to make, fund or maintain its share of any Disbursement, then that Lender shall, promptly after becoming aware of that event, deliver to the Borrower through the Administrative Agent a notice to that effect and:

(i) upon the Administrative Agent notifying the Borrower such Lender shall not thereafter be obliged to participate in any Disbursement and the Commitment of that Lender will be immediately cancelled; and

(ii) the Borrower shall repay that Lender's participation in the Disbursement made to the Borrower together with accrued interest and all other amounts accrued in respect of such Disbursement on the last day of the Interest Period for each Disbursement occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by law).

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ARTICLE 8
MITIGATION

Section 8.1. Mitigation.

(i) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps (including, without limitation, transferring its rights and obligations under the Finance Documents to another Affiliate) to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Article 6 or Article 7, provided that such Finance Party shall be under no obligation to take any such action if, in the opinion of such Finance Party, doing so might have any adverse effect on its business, operations or financial condition.

(ii) The foregoing Paragraph (i) shall not in any way limit the obligations of any Obligor under the Finance Documents.

ARTICLE 9
FEES

Section 9.1. Commitment Fee.

(i) The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee computed at the rate of 40% of the applicable Margin, from the Closing Date to the Facility Availability End Date or the date of cancellation of a Lender's Commitment, whichever occurs first, on the daily average unused portion of such Lender's Commitment.

(ii) The commitment fee is payable on a single payment due within five Business Days after the Facility Availability End Date or, in the event of cancellation of a Lender's Commitment under Section 4.4, within five Business Days after such cancellation comes into effect and on the cancelled amount of its Commitment.

Section 9.2. Participation Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender, within five Business Days of the Closing Date, a participation fee computed at the rate of 0.35% on that Lender's Commitment.

ARTICLE 10
COSTS AND EXPENSES

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Section 10.1. Transaction Expenses. The Borrower shall, within ten Business Days of demand of the Administrative Agent, reimburse each of the Administrative Agent and the Initial Mandated Lead Arranger for all costs and expenses (including legal fees), in each case on the basis of and subject to any capped amounts previously agreed in the Mandate Letter, together with any Taxes applicable thereto reasonably incurred by any of them and duly documented, in connection with the negotiation, preparation, execution and delivery of the Finance Documents and any other document referred to in the Finance Documents.

Section 10.2. Enforcement Costs. The Borrower shall, within ten Business Days of demand of the Administrative Agent, reimburse the Finance Parties for all costs and expenses (including legal fees) reasonably incurred and duly documented in connection with the preservation and/or enforcement of any of the rights of the Finance Parties under the Finance Documents (including, without limitation, any costs and expenses reasonably incurred relating to any investigation as to whether or not an Event of Default has occurred or any steps necessary or desirable in connection with any proposal for remedying or otherwise resolving an Event of Default).

Section 10.3. Registration Costs. The Borrower shall pay all fees and expenses which arises from:

(i) the registration of this Agreement, together with a sworn translation into Portuguese language, with the appropriate Registry of Titles and Deeds (*Registro de Títulos e Documentos*) in the City of São Paulo, the City of Rio de Janeiro and the City of Osasco;

(ii) the registration of the CCBs with the CETIP, subject to Section 18.3(iv); and

(iii) any further registration requirement relating to the Finance Documents imposed by reason of any change of law, rule, regulation or order of any Governmental Authority,

and shall, within ten Business Days of demand of the Administrative Agent, indemnify the Finance Parties against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such fees and expenses.

Section 10.4. Amendment Costs. If an Obligor requests any amendment, waiver or consent then the Borrower shall, within ten Business Days of demand by the Administrative Agent, reimburse the Finance Parties for all reasonable costs and expenses (including legal fees) incurred and duly documented by such person in responding to, negotiating or complying with such request.

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Section 10.5. Lenders' Liabilities for Costs. If the Borrower fails to perform any of its obligations under Sections 10.2, 10.3 and 10.4, each Lender shall, in its Proportion, indemnify each of the Administrative Agent and the Initial Mandated Lead Arranger against any duly documented loss incurred by any of them as a result of such failure.

ARTICLE 11
GUARANTEE

Section 11.1. Guarantee.

(i) The Guarantor (for due and valuable consideration received) hereby unconditionally and irrevocably guarantees to each Finance Party the due and punctual observance and performance of all the terms, conditions and covenants on the part of the Borrower contained in the Finance Documents, and agrees to pay within one Business Day of demand any and every sum or sums which the Borrower is at any time liable to pay to any Finance Party under or in connection with a Finance Document and which has become due and payable but has not been paid at the time such demand is made.

(ii) The Guarantor further undertakes to grant an *aval* in respect of each CCB issued by the Borrower, in accordance with the terms thereof.

Section 11.2. Discharge. The obligations of the Guarantor hereunder shall remain in full force and effect until the balance of all sums payable by any Obligor under the Finance Documents shall have been paid in full.

Section 11.3. Reinstatement. If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency, bankruptcy reorganization or any similar event:

(i) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii) each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

Section 11.4. Waiver. The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by law:

(i) all notices that may be required by applicable law or otherwise to preserve

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intact any rights of any Lender Party against the Borrower, including any demand, presentment, protest, proof of notice of non-payment, notice of any failure on the part of the Borrower to perform and comply with any covenant, agreement, term, condition or provision of any agreement and any other notice to any other party that may be liable in respect of the obligations guaranteed hereby (including the Borrower) except any of the foregoing as may be expressly required hereunder;

(ii) any right to the enforcement, assertion or exercise by any Finance Party of any right, power, privilege or remedy conferred upon such Finance Party under the Finance Documents or otherwise;

(iii) any requirement that any Finance Party exhaust any right, power, privilege or remedy, or mitigate any damages resulting from a default, under any Finance Document, or proceed to take any action against any rights or against the Borrower under or any Finance Document or otherwise; and

(iv) the benefits set out in Articles 827, 829, 830, 834, 835, 837, 838 and 839 of the Brazilian Civil Code, and Article 595 of the Brazilian Civil Procedure Code.

Section 11.5. Deferral of Guarantor's Rights. Until all amounts which may be or become payable by the Obligors in connection with the Finance Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(i) to be indemnified by an Obligor;

(ii) to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(iii) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

Section 11.6. Additional Security. The guarantee granted by the Guarantor hereunder is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party, including, without limitation, the *avals* to be granted by the Guarantor in respect of any CCB issued by the Borrower.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

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Section 12.1. Representations and Warranties. Each Obligor makes the representations and warranties set forth in Appendix 2 on the Closing Date.

Section 12.2. Repeated Representations. The Repeated Representations shall be deemed to be repeated by the Obligors by reference to the facts and circumstances then existing (i) on the date on which each Disbursement is made and (ii) on the first day of each Interest Period.

ARTICLE 13
COVENANTS

Section 13.1. Covenants. The Borrower covenants and agrees with the Administrative Agent and the Lenders that, until all amounts which may be or become payable by the Obligors in connection with the Finance Documents have been irrevocably paid in full, it will comply with and adhere to each of the covenants set forth in Appendix 3.

ARTICLE 14
EVENTS OF DEFAULT

Section 14.1. Events of Default. Each of the events or conditions described in Appendix 4 (each, an "Event of Default") will constitute an Event of Default for the purposes of this Agreement.

Section 14.2. Acceleration. On and at any time after the occurrence of an Event of Default which is continuing (other than an Event of Default described in Items 6, 7 and 8 of Appendix 4), subject to the expiry of applicable grace periods, if any, the Administrative Agent shall, if so directed by an Instructing Group, by notice to the Borrower:

(i) cancel the Total Commitments whereupon they shall immediately be cancelled; and

(ii) declare the Outstandings, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, thereupon they shall become immediately due and payable, without further presentment, demand, protest or other notice of any kind, all of which are waived by the Borrower and the Guarantor.

If an Event of Default described in Items 6, 7 and 8 of Appendix 4 shall occur, the Total Commitments will be automatically cancelled and all amounts described in

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Paragraph (ii) above will automatically become immediately due and payable, without any such notice or any other action by the Administrative Agent or any Lender. After any such acceleration, an Instructing Group may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal (or other specified amount), have been cured or waived in accordance with the terms set forth in Appendix 4.

Section 14.3. Proceedings by Lenders. No Lender shall individually exercise or enforce, or instruct the Administrative Agent to exercise or enforce, any rights or remedies under the Finance Documents, at law or otherwise with respect to any Event of Default, other than by instructing the Administrative Agent to provide the Borrower with a notice of an Event of Default; provided that if (i) an Instructing Group has not requested and granted powers to the Administrative Agent for the commencement of any such proceeding and at least 180 days have elapsed since the occurrence of such Event of Default or (ii) the Administrative Agent has not commenced such proceeding within 60 days after receipt of notification of such request and at least 180 days have elapsed since the occurrence of such Event of Default, then, notwithstanding anything on the contrary herein, such Lender shall at any time thereafter be permitted to exercise all of its rights and remedies hereunder and/or under a CCB against any Obligor, irrespective of whether or not any other Lender, or the Administrative Agent as representative for any other Lender, has then taken or subsequently takes any action in respect thereof.

ARTICLE 15
INDEMNITY

Section 15.1. Indemnity. The Borrower hereby undertakes to indemnify and hold harmless:

(i) each Finance Party against any cost, claim, loss, expense (including reasonable legal fees) or liability, whether or not reasonably foreseeable, incurred by that Finance Party which it may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;

(ii) each Lender against any cost or loss it may suffer under Section 10.5 or (to the extent the amount claimed by the Administrative Agent under Section 17.5 could have been claimed by the Administrative Agent from the Borrower under another provision of this Agreement) Section 17.5; and

(ii) each Lender against any cost or loss incurred by that Lender as a result of its funding or making arrangements to fund its portion of a Disbursement requested by the Borrower but not made by reason of the operation of any one or more of the provisions hereof (other than by reason of default or gross negligence of that Lender),

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Jurídico Banco Votorantim S.A.

ASSESSORIA JURÍDICA A NEGÓCIOS UNIBANCO

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excluding, in each case, in relation to any loss of profit of a Finance Party under the Finance Documents.

Section 15.2. Further Indemnity. The Borrower shall indemnify, and hold harmless each of the Finance Parties (and their directors, officers, employees and agents) (each an "Indemnified Person") against any loss, liability, cost or expense (including the reasonable fees and expenses of counsel to such Indemnified Persons) incurred as a result of any claim made against any of them due to any breach by the Obligors under the Finance Documents (except to the extent resulting from the gross negligence or wilful misconduct of any Indemnified Person). No amount will be due under this Section 15.2 in respect of: (i) any settlement of any such pending or threatened action or proceedings unless the terms of such settlement have been agreed in writing by the Borrower, provided that should such agreement be withheld the Borrower will provide the relevant Indemnified Person(s) with security for an amount equal to the full amount of the claim, failing which the Indemnified Person(s) concerned will be entitled to agree to the terms of the proposed settlement; or (ii) loss of profit under the Finance Documents.

ARTICLE 16
DEFAULT INTEREST

Section 16.1. Default Interest. If an Obligor fails to pay any amount payable by it under a Finance Document when due (whether at stated maturity, upon acceleration or otherwise), interest shall accrue at a rate of 1% per month, in addition to interest accruing in accordance with Article 5, during the period beginning on such due date and ending on the date on which the obligation of the Borrower to pay such Unpaid Sum is discharged.

Section 16.2. Payment of Default Interest. Any interest which shall have accrued under Section 16.1 in respect of an Unpaid Sum shall be paid on the date on which the obligation of the Borrower to pay such overdue amount is discharged.

ARTICLE 17
ROLE OF THE ADMINISTRATIVE AGENT AND THE INITIAL MANDATED LEAD ARRANGER

Section 17.1. Appointment of the Administrative Agent. Each of the Lenders hereby irrevocably constitutes and appoints the Administrative Agent (subject to Section 17.8 and Section 17.9) to act as its agent under and in connection with the Finance Documents and hereby authorizes the Administrative Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to the Administrative Agent under or in connection with the Finance Documents together with all such rights, powers, authorities and discretions as are reasonably incidental thereto.

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Section 17.2. Administrative Agent's Discretions. The Administrative Agent may:

(i) assume, unless it has, in its capacity as agent for the Lenders, actual knowledge to the contrary or received notice to the contrary from any other party hereto, that (a) any representation made or repeated or deemed to be made or repeated by the Obligors in connection with the Finance Documents is true, (b) no Event of Default has occurred, (c) any of the Obligors is not in breach of or default under its obligations under the Finance Documents and (d) any right, power, authority or discretion vested herein upon an Instructing Group, the Lenders or any other person or group of persons has not been exercised;

(ii) assume that the information provided by each Lender pursuant to Section 23.1 is true and correct in all respects until it has received from such Lender notices of a change to such information and act upon any such notice until the same is superseded by a further such notice;

(iii) engage and pay (upon prior authorization of an Instructing Group) for the advice or services of any lawyers, accountants, surveyors or other experts whose advice or services may to it seem necessary, expedient or desirable and rely upon any advice so obtained;

(iv) rely as to any matters of fact which might reasonably be expected to be within the knowledge of the Borrower upon a certificate signed by or on behalf of the Borrower;

(v) rely upon any communication or document believed by it to be genuine;

(vi) refrain from exercising any right, power or discretion vested in it as Administrative Agent hereunder unless and until instructed by an Instructing Group as to whether or not such right, power or discretion is to be exercised and, if it is to be exercised, as to the manner in which it should be exercised; and

(vii) refrain from acting in accordance with any instructions of an Instructing Group to begin any legal action or proceeding arising out of or in connection with this Agreement until it shall have received such security as it may require (whether by way of payment in advance or otherwise) for all costs, claims, losses, expenses (including legal fees) and liabilities together with any Taxes thereon which it will or may expend or incur in complying with such instructions.

Section 17.3. Administrative Agent's Obligations. In addition to any other obligation provided herein, the Administrative Agent shall:

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(i) promptly inform each Lender of the contents of any notice or document received by it in its capacity as Administrative Agent from any of the Obligors under the Finance Documents;

(ii) promptly notify each Lender of the occurrence of any Event of Default or Potential Event of Default of which the Administrative Agent has notice from any other party hereto;

(iii) save as otherwise provided herein, act as agent hereunder in accordance with any instructions given to it by an Instructing Group, which instructions shall be binding on the Lenders, provided that the Administrative Agent shall not start any legal action on behalf of a Lender without the prior consent of such Lender; and

(iv) if so instructed by an Instructing Group, refrain from exercising any right, power or discretion vested in it as agent hereunder.

The Administrative Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

Section 17.4. Excluded Obligations. Notwithstanding anything to the contrary expressed or implied herein, the Administrative Agent shall not:

(i) be bound to enquire as to (a) whether or not any representation made or repeated or deemed to be made or repeated by the Obligors in connection with the Finance Documents is true, (b) the occurrence or continuity of any Event of Default, (c) the performance by the Obligors of its obligations under the Finance Documents or (d) any breach of or default by the Obligors of or under its obligations under the Finance Documents;

(ii) be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account;

(iii) be bound to disclose to any other person any information relating to any member of the Restricted Group if (a) the person providing such information is not a member of the Restricted Group and, on providing such information, expressly stated to the Administrative Agent that such information was confidential or (b) such disclosure would or might in its opinion constitute a breach of any law or be otherwise actionable at the suit of any person;

(iv) be under any obligations other than those for which express provision is made herein; or

(v) be or be deemed to be a fiduciary for any other party hereto.

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Section 17.5. Indemnification. Each Lender shall, in its Proportion, from time to time on demand by the Administrative Agent, indemnify the Administrative Agent against any and all costs, claims, losses, expenses (including legal fees) and liabilities together with any Taxes thereon which the Administrative Agent may incur, other than by reason of its own gross negligence or wilful misconduct, in acting in its capacity as agent hereunder.

Section 17.6. Exclusion of Liabilities. Except in the case of gross negligence or wilful default, none of the Administrative Agent and the Initial Mandated Lead Arranger shall be under any liability (whether in negligence or otherwise) in respect of:

(i) the adequacy, accuracy and/or completeness of the Information Memorandum or any other information supplied by the Administrative Agent or the Initial Mandated Lead Arranger, by the Obligors or by any other person in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(ii) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; or

(iii) the exercise of, or the failure to exercise, any judgement, discretion or power given to any of them by or in connection with the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Section 17.7 No Actions. Each of the Lenders agrees that it will not assert or seek to assert against any director, officer or employee of the Administrative Agent or the Initial Mandated Lead Arranger any claim it might have against any of them in respect of the matters referred to in Section 17.6.

Section 17.8. Resignation. The Administrative Agent may resign its appointment hereunder at any time without assigning any reason therefor by giving not less than 30 days' prior notice to that effect to each of the other parties hereto, provided that no such resignation shall be effective until a successor for the Administrative Agent is appointed in accordance with the succeeding provisions of Section 17.10.

Section 17.9. Removal of Administrative Agent. An Instructing Group may remove the Administrative Agent from its role as agent hereunder by giving notice to that effect to each of the other parties hereto. Such removal shall take effect only when a

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successor to the Administrative Agent is appointed in accordance with the succeeding provisions of Section 17.10.

Section 17.10. Successor Administrative Agent. If the Administrative Agent gives notice of its resignation pursuant to Section 17.8 or it is removed pursuant to Section 17.9, then any reputable and experienced bank or other financial institution may be appointed as a successor to the Administrative Agent by an Instructing Group, after consultation with the Borrower during the period of such notice but, if no such successor is so appointed after the expiry of such period, the Administrative Agent may, after consultation with, and approval by, the Borrower (such approval not to be unreasonably withheld), appoint such a successor itself.

Section 17.11. Rights and Obligations. If a successor to the Administrative Agent is appointed under the provisions of Section 17.10, then (a) the retiring or departing Administrative Agent shall be discharged from any further obligation hereunder but shall remain entitled to the benefit of the provisions of this Article 17 and (b) its successor and each of the other parties hereto shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party hereto.

Section 17.12. Own Responsibility. It is understood and agreed by each Lender that at all times it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including, but not limited to:

(i) the financial condition, creditworthiness, condition, affairs, status and nature of each member of the Restricted Group;

(ii) the legality, validity, effectiveness, adequacy and enforceability of the Finance Documents and any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents;

(iii) whether such Lender has recourse, and the nature and extent of that recourse, against any of the Obligors or any other Person or any of their respective assets under or in connection with the Finance Documents, the transactions therein contemplated or any other agreement, arrangement or document entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents; and

(iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Administrative Agent or the Initial Mandated Lead Arranger, the Obligors, or by any other person in connection with the Finance Documents, the transactions contemplated herein or any other agreement, arrangement or document

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entered into, made or executed in anticipation of, pursuant to or in connection with the Finance Documents.

Accordingly, each Lender acknowledges to the Administrative Agent and the Initial Mandated Lead Arranger that it has not relied on and will not hereafter rely on the Administrative Agent and the Initial Mandated Lead Arranger or any of them in respect of any of these matters.

ARTICLE 18
ASSIGNMENT

Section 18.1. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each party hereto and its successors and assigns.

Section 18.2. Assignment by the Obligors. Neither of the Obligors shall be entitled to assign or transfer all or any of its rights, benefits and obligations under the Finance Documents.

Section 18.3. Assignment by Lenders.

(i) Any Lender may assign all or any of its rights and obligations under the Finance Documents to any bank or financial institution, provided that: (a) such Lender has given at least 15 Business Days prior written notice to the Administrative Agent of such assignment; (b) any such assignment by a Lender shall be in a minimum amount of (1) R$ 20.000.000,00 or (2) the total amount of such Lender's share of the Outstandings, if such share is in an amount lower than R$ 20.000.000,00; (c) no such assignment shall be permitted without the prior consent of the Borrower (such consent not to be unreasonably withheld), except for an assignment from a Lender to an existing Lender or from a Lender to any of its Affiliates but only to the extent that any such Affiliate is resident for tax purposes within Brazil, provided that no such consent shall be required if an Event of Default has occurred and is continuing; (d) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an assignment and acceptance term, substantially in the form of Exhibit 3 ("Assignment and Acceptance"), together with any CCBs subject to assignment issued to the assigning Lender.

(ii) Upon execution, delivery, acceptance and consent from and after the effective date specified in such Assignment and Acceptance (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the same rights and obligations of a Lender

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ITS Santander Banespa Jurídico Atacado

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UNIBANCO

JURÍDICO TIM

under the Finance Documents and (b) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Articles 6, 9, 10 and 15 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any CCBs subject to assignment issued to the assigning Lender, the Administrative Agent shall, if in the opinion of the Administrative Agent such assignment complies with the provisions of this Article 18, (a) accept such Assignment and Acceptance and (b) give prompt notice thereof to the Obligors and deliver such Assignment and Acceptance for acknowledgement and consent by the Obligors.

(iv) Each of the Borrower and the Guarantor shall, within ten Business Days after its receipt of an Assignment and Acceptance from the Administrative Agent, deliver to the Administrative Agent the acknowledgements and consents of the relevant Assignment and Acceptance and execute and deliver to the assignee Lender in exchange for the surrendered CCBs a new CCB, dated the effective date of such assignment, representing the assigned Disbursements and, if any assigning Lender has retained any Disbursements hereunder, a new CCB, dated the effective date of such assignment, representing such retained Disbursements. The registration with the CETIP of CCBs issued by reason of an assignment and any related transfer costs shall be borne exclusively by the parties to the respective Assignment and Acceptance.

ARTICLE 19

PAYMENT MECHANICS; CALCULATIONS

Section 19.1. Payments to the Administrative Agent. Payments of principal, interest and any other amounts due by the Borrower or, as the case may be, the Guarantor, under the Finance Documents shall be made available to the Administrative Agent in same day funds by transfer to the account held by the Borrower with the Administrative Agent under number 05452-80, branch 0454 until 16:00hs on the Business Day in which such payments are due.

Section 19.2. Payments by the Administrative Agent. Each payment received by the Administrative Agent pursuant to Section 19.1 shall be made available by it to the

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Person entitled to receive such payment in accordance with the Finance Documents in same day funds by transfer, until 17:00hs on the Business Day in which such payments are due, to such account as such Person shall have previously notified to the Administrative Agent.

Section 19.3. Partial Payments. If the Administrative Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Administrative Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i) first, in or towards payment *pro rata* of any unpaid costs and expenses described in Articles 9 and 10;

(ii) secondly, in or towards payment *pro rata* of any accrued but unpaid interest under this Agreement;

(iii) thirdly, in or towards payment *pro rata* of any Outstandings due but unpaid under this Agreement; and

(iv) fourthly, in or towards payment *pro rata* of any other sum due from the Obligors but unpaid under this Agreement.

Section 19.4. No Set-off. All payments required to be made by an Obligor hereunder shall be calculated and be made free and clear of and without any deduction or any set-off or counterclaim.

Section 19.5. Clawback.

(i) Where a sum is to be paid to the Administrative Agent under the Finance Documents for another Person, the Administrative Agent is not obliged to pay that sum to that other Person until it has been able to establish to its satisfaction that it has actually received that sum.

(ii) If the Administrative Agent pays an amount hereunder to another Person and it proves to be the case that the Administrative Agent had not actually received that amount, then the Person to whom that amount was paid by the Administrative Agent shall on demand refund the same to the Administrative Agent together with interest on that amount from the date of payment to the date of receipt by the Administrative Agent, calculated, in case of amounts due by an Obligor, by the interest rate applicable to the Disbursements, or, in case of amounts due by a Lender, by a rate reflecting the Administrative Agent's cost of funds.

Section 19.6. Business Days. Any payment which is due to be made on a day that

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is not a Business Day shall be made on the next Business Day.

Section 19.7. Basis of Accrual. Interest, commission, and fees shall accrue from day to day and shall be calculated on the basis of a year of 252 Business Days for the interest, and 360 days for the Margin, commissions and fees, and the actual number of days elapsed.

Section 19.8. Accounts. The Administrative Agent shall maintain on its books a control account or accounts in which shall be recorded (i) the amount of any Disbursement or Unpaid Sum and each Lender's share therein, (ii) the amount of all principal, interest and other sums due or to become due from the Borrower and each Lender's share therein and (iii) the amount of any sum received or recovered by the Administrative Agent hereunder and each Lender's share therein.

ARTICLE 20
SHARING

Section 20.1. Payments to Lenders. If a Lender (a "Recovering Lender") receives or recovers any amount from an Obligor other than in accordance with Article 19 and applies such amount (including by way of set-off) to a payment due under this Agreement or under a CCB, then such Recovering Lender shall:

(i) notify the Administrative Agent of such receipt or recovery;

(ii) the Administrative Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Article 19, without taking account of any Tax which would be imposed on the Administrative Agent in relation to the receipt, recovery or distribution; and

(iii) at the request of the Administrative Agent, promptly pay to the Administrative Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Administrative Agent determines may be retained by such Recovering Lender as its share of any payment to be made in accordance with Section 19.3.

Section 20.2. Redistribution of Payments. The Administrative Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor under Article 19 and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Section 19.3.

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Section 20.3. Recovering Lender's Rights. The Recovering Lender will be subrogated into the rights of the parties which have shared in a redistribution pursuant to Section 20.2 in respect of the Sharing Payment (and the relevant Obligor shall be liable to the Recovering Lender in an amount equal to the Sharing Payment).

Section 20.4. Repayable Recoveries. If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by such Recovering Lender, then:

(i) each party which has received a share of such Sharing Payment pursuant to Section 20.2 shall, upon request of the Administrative Agent, pay to the Administrative Agent for account of such Recovering Lender an amount equal to its share of such Sharing Payment (together with such amount as is necessary to reimburse that Recovering Lender for its proportion of any interest which such Recovering Lender is required to pay); and

(ii) such Recovering Lender's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing party for the amount so reimbursed.

Section 20.5. Exception. This Article 20 shall not apply if the Recovering Lender would not, after making any payment pursuant hereto, have a valid and enforceable claim against the relevant Obligor in the amount of the Sharing Payment.

Section 20.6. Recoveries Through Legal Proceedings. If any Lender intends to commence any action in any court it shall give prior notice to the Administrative Agent and the other Lenders. If any Lender shall commence any action in any court to enforce its rights hereunder and, as a result thereof or in connection therewith, receives any amount, then such Lender shall not be required to share any portion of such amount with any Lender which has the legal right to, but does not, join in such action or commence and diligently prosecute a separate action to enforce its rights in another court.

ARTICLE 21
SET-OFF

Section 21.1. Set-off. Each of the Obligors authorises each Finance Party at any time whilst an Event of Default is continuing to set-off any matured credit balance to which such Obligor is entitled against any sum due and payable from such Obligor to such Lender under the Finance Documents but unpaid.

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Section 21.2. Set-off not Mandatory. No Finance Party shall be obliged to exercise any right given to it by Section 21.1.

ARTICLE 22
AMENDMENTS

Section 22.1. Amendments.

(i) Any term of the Finance Documents may be amended or waived only with the consent of an Instructing Group and the Obligors and any such amendment or waiver will be binding on all Parties.

(ii) The Administrative Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Article 22.

Section 22.2. Consent of All Lenders. An amendment or waiver which relates to:

(i) Section 18.2, Article 20, this Article 22 or Section 24.1;

(ii) an extension to the date of payment of any amount under the Finance Documents;

(iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable under the Finance Documents;

(iv) an increase in or an extension of any Commitment;

(v) the definition of Instructing Group; or

(vi) any provision which expressly requires the consent or approval of all the Lenders;

shall not be made without the prior consent of all the Lenders.

Section 22.3. Deemed Consent. For the purposes of Section 22.2, a Lender shall be deemed to have consented to a proposed amendment or waiver if that Lender has not notified the Administrative Agent of its objection to that amendment or waiver within 14 days of receipt of the notice or other communication from the Administrative Agent requesting its consent.

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Section 22.4. Exceptions. Notwithstanding any other provisions hereof, an amendment or waiver which relates to the rights or obligations of the Administrative Agent may not be effected without the consent of the Administrative Agent.

ARTICLE 23
OTHER PROVISIONS

Section 23.1. Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall become effective when received. Any written notice shall either be mailed, certified or registered mail, return receipt requested with proper postage for airmail prepaid, or by overnight delivery service (providing for delivery receipts) or delivered by hand or sent in the form of a tested telex or confirmed facsimile. In case of notice via telex or facsimile, the original document must be delivered to its addressee within three Business Days from the date of such notice. All notices, requests, demands or other communications under this Agreement shall be addressed as follows (or as any of the parties to this Agreement shall have specified to all other parties in writing):

(i) in case of the Borrower:

Avenida das Américas, 3.434, bloco 1, 7° andar
Rio de Janeiro, RJ, Brazil
CEP 22640-102

(ii) in case of the Guarantor:

Avenida das Américas, 3.434, bloco 1, 7° andar
Rio de Janeiro, RJ, Brazil
CEP 22640-102

(iii) in case of the Administrative Agent:

Agência Corporativa
Rua Dr. Seidel, 425, 1° andar
São Paulo, SP, Brazil
CEP 05315-900
Att.: Mr. Wanius Ribeiro or Mr. Jayme Abrantes

(iv) in case of the Initial Mandated Lead Arranger:

8 Canada Square
London E14 5HQ
United Kingdom

(v) in case of each Lender: to such address notified in writing to the

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Administrative Agent on or prior to the date hereof (or, in case of an assignee Lender, the address specified in the respective Assignment and Acceptance).

Section 23.2. Remedies and Waivers. No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

Section 23.3. Severability. If, at any time, any provision hereof is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

ARTICLE 24
GOVERNING LAW; JURISDICTION

Section 24.1. Governing Law. This Agreement shall be governed and construed in accordance with Brazilian law.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

Banco Société Générale Departamento Jurídico

ASSESSORIA JURÍDICA A NEGÓCIOS UNIBANCO – II

JURÍDICO TIM

VISTO JURÍDICO HSBC VISTO

ITS Santander Banespa Jurídico Atacado

31

[Signature page (1 of 3) of the Master Term Loan Facility Agreement dated August 26, 2005]

Borrower
TIM CELULAR S.A.

Name: TIM CELULAR S/A. Stefano De Angelis	Name: TIM CELULAR S/A.
Title: Administração Finanças e Controle Diretor	Title: Lara Piau Diretora Jurídica

Guarantor
TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.

Name: TIM BRASIL S/A. Stefano De Angelis	Name: TIM BRASIL S/A.
Title: Administração Finanças e Controle Diretor	Title: Lara Piau Diretora Jurídica

Initial Mandated Lead Arranger
HSBC BANK PLC

Name: Christian Rezende	Name:
Title: DIVISION HEAD - CIB Matr. 2941082	Title:

Administrative Agent and Lender
HSBC BANK BRASIL S.A. – BANCO MÚLTIPLO

Name: Christian Rezende	Name:
Title: DIVISION HEAD - CIB Matr. 2941082	Title: Wanius Ribeiro 5988

Lenders
BANCO ABN AMRO REAL S.A.

Name:	Name: Conrado Lautenberg
Title: Alexandre Azevedo Superintendente Executivo Portfolio Management	Title: Superintendente Portfolio Management TMT

Banco Société Générale Departamento Jurídico

ASSESSORIA JURÍDICA DE NEGÓCIOS UNIBANCO

JURÍDICO TIM

ITS Santander Banespa Jurídico Atacado

Dep. Jurídico Banco ... SA

32

[Signature page (2 of 3) of the Master Term Loan Facility Agreement dated August 26, 2005]

BANCO BNP PARIBAS BRASIL S.A.

Name: Deborah Stern Vieitas	Name: HITOSI HASSEGAWA
Title: Executive Vice President	Title: Diretor

BANCO BRADESCO S.A.

Name: Superintendente Executivo	Name: MARCIA MACHADO PEÇANHA
Title: ANDRE PRADO	Title: GERENTE

BANCO DO BRASIL S.A.

Name:	Name:
Title: Daniel Faria Costa Gerente de Agencia CPF - 504.896.666-04	Title: Alexandre Vilela Lins Gerente de Negocios

BANCO ITAÚ BBA S.A.

Name: Pedro Sá Moreira de Oliveira	Name: Dirceu Rodrigues Machado
Title: RG: 20.243.805-3 CPF: 277.717.048-75	Title: CPF. 039.205.058-75 RG. 15.697.629

BANCO SANTANDER BRASIL S.A.

Name: Flávio Vidigal Capua	Name:
Title: Corporate Banking	Title: Marcelo Borges Superintendente

BANCO SOCIÉTÉ GENERALE BRASIL S.A.

Name: Dominique Clotaire Lhuillery	Name: FRANÇOIS DOSSA
Title: Vice-Presidente	Title: DIRETOR PRESIDENTE

Banco Société Générale Departamento Jurídico

ASSESSORIA JURÍDICA A NEGÓCIOS - II UNIBANCO

JURÍDICO TIM

ITS Santander Banespa Jurídico Atacado

Banco Votorantim S.A. Dep. Jurídico

Text_SP 8933794v1 4776/213

33

[Signature page (3 of 3) of the Master Term Loan Facility Agreement dated August 26, 2005]

BANCO VOTORANTIM S.A.

Name: José Manoel Lobato Barletta
Title: Diretor

Name: Milton Roberto Pereira
Title: Vice-Presidente

UNIBANCO – UNIÃO DE BANCOS BRASILEIROS S.A.

Name: Nicolau Chacur
Title: Executive Director

Name: André Ferrari
Title: Diretor

Witnesses

Name: LUCIANA LOUREIRO FAZIO
ID: 13237924-9

Name: RAFAELLA CHIACHIO
ID: 010704321-7

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Tox_SP 993379v1 4776/215

SCHEDULE 1

LENDERS

PART 1

Lender	Facility A Commitment
HSBC Bank Brasil S.A. – Banco Múltiplo	R$ 31.250.000,00
Banco ABN AMRO Real S.A.	R$ 31.250.000,00
Banco BNP Paribas Brasil S.A.	R$ 31.250.000,00
Banco Bradesco S.A.	R$ 31.250.000,00
Banco do Brasil S.A.	R$ 31.250.000,00
Banco Itaú BBA S.A.	R$ 31.250.000,00
Banco Santander Brasil S.A.	R$ 31.250.000,00
Banco Société Générale Brasil S.A.	R$ 25.000.000,00
Banco Votorantim S.A.	R$ 25.000.000,00
Unibanco – União de Bancos Brasileiros S.A.	R$ 31.250.000,00
Total	R$ 300.000.000,00

PART 2

Lender	Facility B Commitment
HSBC Bank Brasil S.A. – Banco Múltiplo	R$ 31.250.000,00
Banco ABN AMRO Real S.A.	R$ 31.250.000,00
Banco BNP Paribas Brasil S.A.	R$ 31.250.000,00
Banco Bradesco S.A.	R$ 31.250.000,00
Banco do Brasil S.A.	R$ 31.250.000,00
Banco Itaú BBA S.A.	R$ 31.250.000,00
Banco Santander Brasil S.A.	R$ 31.250.000,00
Banco Société Générale Brasil S.A.	R$ 25.000.000,00
Banco Votorantim S.A.	R$ 25.000.000,00
Unibanco – União de Bancos Brasileiros S.A.	R$ 31.250.000,00
Total	R$ 300.000.000,00

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SCHEDULE 2

CONDITIONS PRECEDENT

(A) Corporate Documents

(i) A certified and up to date copy of each of the Obligors' by-laws (*estatuto social*) and of the resolutions of the board of directors and/or powers of attorney of each Obligor appointing the officers and/or attorneys-in-fact authorized to execute the Finance Documents.

(ii) A copy of a resolution of the board of directors of each Obligor approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party.

(B) Other Financing Documents

(i) This Agreement.

(ii) The Fee Letter.

(C) Accounts

Any such documents evidencing the maintenance by the Borrower of a bank account with the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(D) Legal Opinions

A legal opinion of Machado, Meyer, Sendacz e Opice Advogados, legal counsel to the Finance Parties in Brazil, in form and substance satisfactory to the Finance Parties.

(E) Financial Statements

Copies of the Original Financial Statements.

(F) Fees and Expenses

Evidence of payment of fees, cots and expenses due by the Borrower under the Finance Documents and payable prior to the date of the first Disbursement, if any.

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APPENDIX 1

DEFINITIONS

"Administrative Agent" means HSBC Bank Brasil S.A. – Banco Múltiplo or a successor agent appointed in accordance with Section 17.10.

"Affiliates" means the parent or controlled companies of any Person, or companies under common control with such Person

"Agreement" means this Master Term Loan Credit Facility Agreement, as from time to time amended, supplemented or otherwise modified in accordance with the terms hereof.

"Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee, in accordance with Section 18.3, in substantially the form of Exhibit 3.

"Availability Period" means the period from and including the Closing Date until 18:00hs on the Facility Availability End Date.

"Available Commitment" means the Available Facility A Commitment of any Lender or, as the case may be, the Available Facility B Commitment of any Lender.

"Available Facilities" means the aggregate of the Available Facility A and the Available Facility B at such time and "Available Facility" means the amount of any such available facility.

"Available Facility A" means, at any time, the aggregate amount of the Available Facility A Commitments adjusted, in the case of any proposed Facility A Disbursement so as to take into account:

(i) any reduction in the Facility A Commitment of a Lender pursuant to the terms hereof; and

(ii) the amount of any Facility A Disbursement which, pursuant to any other Disbursement Request is to be made,

on or before the proposed Disbursement Date relating to such Facility A Disbursement.

"Available Facility A Commitment" means, in relation to a Lender at any time, its Facility A Commitment at such time less the aggregate of its share of the Facility A Disbursements which are then outstanding.

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"Available Facility B" means, at any time, the aggregate amount of the Available Facility B Commitments adjusted, in the case of any proposed Facility B Disbursement so as to take into account:

(i) any reduction in the Facility B Commitment of a Lender pursuant to the terms hereof; and

(ii) the amount of any Facility B Disbursement which, pursuant to any other Disbursement Request is to be made,

on or before the proposed Disbursement Date relating to such Facility B Disbursement.

"Available Facility B Commitment" means, in relation to a Lender at any time, its Facility B Commitment at such time less the aggregate of its share of the amount of the Facility B Disbursements which are then outstanding.

"BNDES" means Banco Nacional de Desenvolvimento Econômico e Social.

"Borrower" means TIM Celular S.A.

"Borrowings" means, at any time, the outstanding principal, capital or nominal amount of any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(i) money borrowed and debit balances with financial institutions;

(ii) any money raised by acceptance under any acceptance credit facility;

(iii) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv) the amount of any liability in respect of any lease or hire purchase agreement which would, in accordance with the applicable generally accepted accounting principles, be treated as a finance or capital lease;

(v) receivables sold or discounted (other than any receivables to the extent that they are sold on a non-recourse basis);

(vi) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business);

(vii) any amount raised by the issue of redeemable shares which are redeemable at the option of the holder before the Final Maturity Date in respect of Facility B;

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(viii) any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into such agreement is to raise finance;

(ix) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(x) (without duplication) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to above.

"Brazil" means the Federative Republic of Brazil.

"Brazilian GAAP" means the accounting rules set forth in Law No. 6,404/76, as amended, the rules and regulations issued by the *Comissão de Valores Mobiliários* and the accounting standards issued by the *Instituto dos Auditores Independentes do Brasil—IBRACON*.

"Business Day" means a day (other than a Saturday or Sunday) which is not a public holiday and on which banks are open for general business in São Paulo and Rio de Janeiro.

"Cash" means, at any time, cash at bank denominated in *reais* or in any other currency freely convertible into *reais* in the Brazilian interbank market and credited to an account in the name of a member of the TB Group with a reputable financial institution and to which a member of the TB Group is alone beneficially entitled for so long as (i) that cash is repayable on demand, (ii) repayment of that cash is not contingent on the prior discharge of any indebtedness of any member of the TB Group or of any other person or on the satisfaction of any other condition, (iii) there is no security over that cash other than Permitted Liens securing Borrowings, and (iv) such cash is freely and immediately available to be applied in repayment or prepayment of Borrowings.

"Cash Equivalent Investments" means debt securities denominated in *reais* or in any other currency freely convertible into *reais* in the Brazilian interbank market and which debt securities are not convertible into any other form of security.

"CCB" means a *cédula de crédito bancário* executed and delivered by the Borrower and the Guarantor (as per *aval*), substantially in the form of Exhibit 2.

"CDI Rate" means the daily average rate for the *Certificados de Depósitos Interfinanceiros* – CDI (Interbank Certificates of Deposit), Extra Group, calculated and published by the CETIP, or otherwise publicly reported, and capitalized on an annual basis (considering a year of 252 business days) or any reference rate of the *Sistema Financeiro Nacional* (National Financial System) that may replace it.

"CETIP" means the *Central de Custódia e Liquidação Financeira de Títulos* – CETIP (Securities Custody and Settlement Center).

"Change of Control" means any of the following events:

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(i) TI ceases to hold Control of any company which is a member of the Restricted Group or the surviving entity following a permitted merger involving a member of the Restricted Group;

(ii) the acquisition by any Person other than TI and its Subsidiaries of Control of any member of the Restricted Group; or

(iii) occupation of a majority of the seats (other than vacant seats) on the board of directors of a member of the Restricted Group who were neither (a) nominated by TI or its Subsidiaries nor (b) appointed by directors so nominated.

"Closing Date" means the date of this Agreement.

"Commitment" means in relation to a Lender, its Facility A Commitment or its Facility B Commitment, as the case may be.

"Compliance Certificate" has the meaning set forth in Item 1.8(v) of Appendix 3.

"Consolidated EBITDA" means, for any measurement period, the consolidated profits of the TB Group from ordinary activities for that measurement period:

(i) before deducting any Consolidated Net Finance Charges;

(ii) before taking into account any items treated as exceptional or extraordinary items;

(iii) before deducting the amount of any profit of any member of the TB Group which is attributable to any company in which that member of the TB Group holds the minority of the voting rights;

(iv) before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets; and

(v) after deducting an amount equal to the Relevant Percentage of the profit of any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor (directly or indirectly) holds a minority economic interest but the majority of the voting rights, in each case, to the extend added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the TB Group from ordinary activities before taxation, amortisation and depreciation.

"Consolidated Net Debt" means, at any time, the aggregate amount of all obligations of the TB Group for or in respect of Borrowings but:

(i) including, in the case of finance leases, only the capitalized value therefore;

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(ii) deducting an amount equal to the Relevant Percentage of such obligations of any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights;

(iii) excluding any such obligations to any member of the TB Group (but adding back the Relevant Percentage of any such obligations owing to a member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights); and

(iv) deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the TB Group at such time (but adding back an amount equal to the Relevant Percentage of freely available Cash and Cash Equivalent Investments held by any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights), and so that no amount shall be included or excluded more than once.

"Consolidated Net Finance Charges" means, for any measurement period, the aggregate amount of the accrued interest, commission, fees, discounts, break costs, premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the TB Group in respect of that measurement period:

(i) excluding the Relevant Percentage of any such obligations of any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights;

(ii) excluding any such obligations owing to any member of the TB Group (but adding back the Relevant Percentage of any such obligations owing to a member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(iii) including the interest element of leasing and hire purchase payments (but excluding the Relevant Percentage of any such interest element payable by any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(iv) including any accrued commission, fees, discounts and other finance payments payable by any member of the TB Group under any interest rate hedging agreement (but excluding the Relevant Percentage of any such

41

finance charges payable by any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(v) deducting any accrued commission, fees, discounts and other finance payments owing to any member of the TB Group under any interest rate hedging instrument (but adding back the Relevant Percentage of any such obligations owing to a member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights);

(vi) deducting any accrued interest owing to any member of the TB Group on any deposit or bank account (but adding back an amount equal to the Relevant Percentage of such accrued interest owing to any member of the TB Group (other than the Borrower and Maxitel) in which the Guarantor holds, directly or indirectly, a minority economic interest but the majority of the voting rights); and

"Control" means, in relation to any Person, possession, directly or indirectly, of the voting power to elect or cause the election of at least a majority of the board of directors of such Person.

"CPMF" means the *Contribuição Provisória sobre Movimentação Financeira ou Transmissão de Valores e de Créditos e Direitos de Natureza Financeira* (Provisional Contribution on Financial Transfers) or any tax that replaces or succeeds the CPMF.

"Disbursement" means a Facility A Disbursement or a Facility B Disbursement made or to be made by the Lenders hereunder.

"Disbursement Amount" means, in relation to a Lender, such Lender's portion of a Disbursement.

"Disbursement Date" means, in relation to a Disbursement, the date on which it is to be made.

"Disbursement Request" means a request substantially in the form set forth in Exhibit 1.

"Event of Default" means any circumstance described as such in Appendix 4.

"Facilities" means Facility A and Facility B.

"Facility A" means the term loan facility granted by the Lenders to the Borrower in this Agreement and as further described in Section 2.1 and Part 1 of Schedule 1.

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"Facility A Commitment" means in relation to a Lender at any time and except as otherwise provided herein, the amount set opposite its name as its Facility A Commitment under the heading "Facility A Commitment" in Part 1 of Schedule 1 as adjusted by any Facility A Commitment amount assigned to or by it pursuant to an Assignment and Acceptance executed by it and delivered to the Administrative Agent.

"Facility A Disbursement" means a disbursement (as from time to time consolidated, divided or reduced by repayment) made or to be made by the Lenders under Facility A.

"Facility A Outstandings" means, at any one time, the aggregate of the amount of each outstanding Facility A Disbursement.

"Facility Availability End Date" means the date falling six months after the Closing Date.

"Facility B" means the term loan facility granted by the Lenders to the Borrower in this Agreement and as further described in Section 2.1 and Part 2 of Schedule 1.

"Facility B Commitment" means in relation to a Lender at any time and except as otherwise provided herein, the amount set opposite its name as its Facility B Commitment under the heading "Facility B Commitment" in Part 2 of Schedule 1 as adjusted by any Facility B Commitment amount assigned to or by it pursuant to an Assignment and Acceptance executed by it and delivered to the Administrative Agent.

"Facility B Disbursement" means a disbursement (as from time to time consolidated, divided or reduced by repayment) made or to be made by the Lenders under Facility B.

"Facility B Outstandings" means, at any one time, the aggregate of the amount of each outstanding Facility B Disbursement.

"Final Maturity Date" means:

(i) in relation to Facility A, the date falling 36 months after the first Disbursement hereunder; and

(ii) in relation to Facility B, the date falling 48 months after the first Disbursement hereunder.

"Finance Documents" means:

(i) this Agreement;

(ii) each of the CCBs;

(iii) the fee letter entered into between the Administrative Agent and the Borrower in relation to this Agreement on or about the Closing Date (the "Fee Letter");

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(iv) the Mandate Letter; and

(v) any other document designated as such in writing by the Administrative Agent and the Borrower.

"Finance Parties" means the Agent, the Initial Mandated Lead Arranger and the Lenders.

"Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Guarantor.

"Governmental Authority" means any nation or government, any State or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantor" means TIM Brasil Serviços e Participações S.A.

"Information Memorandum" means the information memorandum to be prepared for the purposes of syndication in respect of the Facilities.

"Initial Mandated Lead Arranger" means HSBC Bank plc.

"Instructing Group" means:

(i) whilst there are no Outstandings, a Lender or Lenders whose Commitments amount (or, if each Lender's Commitment has been reduced to zero, did immediately before such reduction to zero amount) in aggregate to more than $66^{2}/_{3}$% of the Total Commitments; and

(ii) at any other time, a Lender or Lenders to whom in aggregate more than $66^{2}/_{3}$% of the amount of the Outstandings is owed.

"Interest Cover" means, in respect of any measurement period, the ratio of Consolidated EBITDA for that measurement period to Consolidated Net Finance Charges for that measurement period.

"Interest Period" has the meaning assigned to it in Section 5.1.

"IOF" means the *Imposto sobre Operações Financeiras* (Tax on Financial Transactions)

"Lender" means any person:

(i) named in Schedule 1, including HSBC Bank Brasil S.A. – Banco Múltiplo in its capacity as a Lender; or

(ii) who has become a party hereto in accordance with Article 18,

and who has not ceased to be a party hereto in accordance with the terms hereof.

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"Lien" means any mortgage, pledge, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to assets or revenues or other arrangement that has the practical effect of creating a security interest.

"Mandate Letter" means the mandate letter dated July 22, 2005 relating to the Facilities from the Initial Mandated Lead Arranger to the Borrower and accepted in writing by the Borrower on July 22, 2005.

"Mandated Lead Arranger" means each of the Lenders set forth in Schedule 1.

"Margin" means, in relation to a Facility at any time, the percentage rate per annum determined to be the margin applicable to that Facility in accordance with Section 5.3.

"Material Adverse Effect" means a material adverse effect on:

(i) an Obligor's ability to perform its payment obligations and other material obligations under the Finance Documents; or

(ii) the validity or enforceability of a Finance Document or the rights or remedies of any Finance Party thereunder.

"Maxitel" means Maxitel S.A.

"Merger" has the meaning set forth in Item 1.11 of Appendix 3.

"Obligor" means the Borrower or the Guarantor and, when used in the plural, means the Borrower and the Guarantor.

"Original Financial Statements" means the annual financial statements required to be delivered under Item 1.8 of Appendix 3, as of December 31, 2004, and the semi-annual financial statements required to be delivered under Item 1.8 of Appendix 3, as of June 30, 2005.

"Outstandings" means the Facility A Outstandings and the Facility B Outstandings.

"Permitted Lien" has the meaning set forth in Item 1.5 of Appendix 3.

"Person" means any individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature

"Potential Event of Default" means any event or circumstance specified under the heading Event of Default in Appendix 4 which would (with the expiry of a grace period, the making of any determination under the Finance Documents or any combination of the foregoing) be an Event of Default.

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"Proportion" means in relation to a Lender:

(i) so long as no Disbursement is outstanding, the proportion borne by the aggregate of its Commitments to the Total Commitments; or

(ii) so long as at least one Disbursement is outstanding, the proportion borne by its share of the Outstandings to the Outstandings.

"Relevant Percentage" means, at any time, in respect of any member of the TB Group, the percentage of the economic interest in that member of the TB Group that is not held by the Guarantor; for the avoidance of doubt, for the purposes of calculating the Relevant Percentage in respect of any indirect Subsidiary of the Guarantor, the Relevant Percentage of any and all relevant intermediate members of the TB Group will be taken into account to determine the economic interest which is not held by the Guarantor in that indirect Subsidiary.

"Repeated Representations" means each of the representations set forth in Appendix 2 other than those set forth in Items 3, 4, 12, 13, 14 and 15.

"Sharing Payment" has the meaning set forth in Section 20.1.

"Subsidiary" means, with respect to any Person, (i) a corporation where more than 50% of the combined voting power of the outstanding voting stock is owned, directly or indirectly, by such Person and/or by one or more other Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person, and/or one or more other Subsidiaries thereof, directly or indirectly, has the power to direct the policies, management and affairs thereof.

"Tax" means any and all present or future taxes, duties, levies, imposts, fees, deductions, charges or withholdings of any nature with respect to any payment pursuant to the Finance Documents, and all liabilities with respect thereto, imposed by any Governmental Authority in Brazil or any political subdivision thereof, excluding, in the case of any Finance Party, taxes imposed on and calculated by reference to the net income actually received or receivable by such Finance Party.

"Tax Deduction" has the meaning set forth in Section 6.1.

"TB Group" means the Guarantor and its Subsidiaries.

"TI" means Telecom Italia S.p.A.

"Total Commitments" means, at any time, the aggregate of the Total Facility A Commitments and the Total Facility B Commitments.

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"Total Facility A Commitments" means, at any time, the aggregate of the Lenders' Facility A Commitments, being R$ 300.000.000,00 at the Closing Date.

"Total Facility B Commitments" means, at any time, the aggregate of the Lenders' Facility B Commitments, being R$ 300.000.000,00 at the Closing Date.

"TP" means TIM Participações S.A.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

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APPENDIX 2

REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warranties to the Finance Parties, as of the Closing Date, that:

1. Organization and Authority. Each of the Obligors is duly organized, validly existing and in good standing under the laws of Brazil and has all requisite authority, licenses, consents and approvals necessary to own its assets and carry on its business as now conducted and, except where failures to do so would not, in the aggregate, have a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

2. Authorization and Enforceability. The execution, delivery and performance of each of the Finance Documents, as applicable, are within each of the Obligors' corporate powers and have been duly authorized by all necessary corporate action. The Finance Documents have been duly executed and delivered by each of the Obligors, as applicable, and each constitutes a legal, valid and binding obligation of the Obligors, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally; it being understood that, for the purposes of this Item 2 of Appendix 2, none of the Finance Documents will be deemed illegal, invalid, non-binding or unenforceable solely by reason of a Person challenging the legality, validity, binding effect or enforceability thereof before any Governmental Authority or court, provided that such claim is being contested in good faith and by appropriate proceedings and that a non-appealable decision of such Governmental Authority or court has not been granted.

3. Absence of Default and Conflicts. The execution, delivery, filing or performance of each of the Finance Documents (i) do not violate in any material respect any applicable law, statute, rule, regulation, treaty, judgment, order, writ or decree of any Governmental Authority or court, domestic or foreign, having jurisdiction over each of the Obligors or any of their respective assets, (ii) do not violate the by-laws, articles of association or other organizational documents of each of the Obligors, (iii) do not violate in any material respect or result in a breach or constitute a default under any indenture, agreement or other instrument binding upon each Obligor or any of their respective assets, or give rise to a right thereunder to require any Obligor to make any payment, and (iv) except for any Permitted Lien, will not result in the creation or imposition of any Lien on any present or future assets, property or revenue of each of the Obligors.

4. Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, Governmental Authority or court is necessary or required for the performance by each of the Obligors of its obligations under any of the Finance Documents, except for the registration of the corporate acts

48

undertaken by the Obligors in connection with the execution and delivery of the Finance Documents with the *Junta Comercial* (Board of Commerce) of the State of Rio de Janeiro and the State of São Paulo.

5. Commercial Activity and Absence of Immunity. Each of the Obligors is subject to civil and commercial law with respect to its obligations under the Finance Documents. The execution, delivery and performance by the Obligors of the Finance Documents constitute private and commercial acts rather than public or governmental acts. Neither the Obligors nor any of their assets or revenues is entitled to any right of immunity in any jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), setoff or execution of a judgment or from any other legal process or remedy relating to the obligations of each of the Obligors under the Finance Documents, except restrictions established pursuant to Law No. 8,987 of February 13, 1995 with respect to certain assets of the Borrower classified as "reversible assets" thereunder.

6. No Material Adverse Change. Since June 30, 2005, there has been no material adverse change in the business or financial condition of the Restricted Group and the TB Group taken as a whole.

7. Absence of Proceedings. There is no action, suit, proceeding, inquiry or investigation before or brought by any court or Governmental Authority, domestic or foreign, now pending, or, to the knowledge of each of the Obligors, threatened, against or affecting any of the Obligors or to which any of their respective assets is subject that would have a Material Adverse Effect. The aggregate of all pending legal or governmental proceedings to which any of the Obligors is a party or to which any of their respective assets is the subject, including ordinary routine litigation incidental to the business, could not result in a Material Adverse Effect.

8. Compliance with Laws and Agreements. Each of the Obligors is in compliance with all laws, in any material respect, regulations and orders of any Governmental Authority applicable to it or its assets and any indenture, agreement and other instrument binding on it or its assets, except where failures to do so, in the aggregate, would not have a Material Adverse Effect.

9. No Event of Default. No Event of Default has occurred and is continuing.

10. Taxation. Each of the Obligors has filed all tax returns that are required to have been filed by them pursuant to applicable law except insofar as the failure to file such returns, individually or in the aggregate, would not result in a Material Adverse Effect, and has paid all Taxes due pursuant to such returns or pursuant to any assessment received by such Obligor, except for such Taxes, if any, the non-payment of which would not, individually or in the aggregate, result in a Material Adverse Effect or as are being contested in good faith by appropriate proceedings.

11. Ranking. The Finance Documents and the obligations contemplated therein are direct, unconditional and unsubordinated general obligations of the Obligors, and such obligations rank, in right of payment, at least *pari passu* with all other unsecured and

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unsubordinated indebtedness of the Obligors, other than (i) obligations mandatorily preferred by operation of law and (ii) (a) loans from or arranged by, BNDES obtained by the Borrower and (b) any securitization transaction involving receivables originated by a member of the Restricted Group, which, together, are in an aggregate amount not exceeding R$ 1.400.000.000,00.

12. No Deduction. All payments to be made by each of the Obligors to any Finance Party under the Finance Documents may be made free and clear of, and without deduction for, any Taxes imposed by any Brazilian Governmental Authority, or any federation or organization or similar entity of which Brazil is a member, having power to tax, except for Brazilian withholding income tax on payments of fees, costs and expenses to the Initial Mandated Lead Arranger.

13. Disclosures. There is nothing of which any of the Obligors is aware which would be reasonably likely to have a Material Adverse Effect which has not been disclosed to the Finance Parties in connection with or pursuant to the terms of the Finance Documents. None of the reports, financial statements, certificates and other information furnished by or on behalf of the Obligors to the Administrative Agent or the Initial Mandated Lead Arranger in connection with the negotiation of the Finance Documents or delivered hereunder (taken as a whole and as modified or supplemented by other information so furnished) with respect to the Obligors, its Subsidiaries and their respective assets and businesses, when furnished or delivered, contains any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time in which they were made.

14. Information Memorandum. The material factual information contained in the Information Memorandum was, at the date thereof, to the knowledge of each of the Obligors (after due enquiry) accurate in all material respects and to its knowledge (after due enquiry) nothing has been omitted that renders the material factual information contained in the Information Memorandum misleading in any material respect; provided that, with respect to projected financial information, the Obligors represent only that such information was prepared in good faith based on assumptions believed to be reasonable at the time in which they were made.

15. Financial Statements. The Original Financial Statements present fairly, in all material respects, the financial position of the respective companies and its consolidated Subsidiaries, as the case may be, as of the period to which they related and their results of operations for such periods in accordance with Brazilian GAAP, applied on a consistent basis throughout the periods covered thereby.

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APPENDIX 3

COVENANTS

1. General Covenants

1.1. Taxation. Each of the Obligors shall (i) timely file all tax returns and (ii) pay or discharge, before the same shall become delinquent, all Taxes levied or imposed upon such Person or upon the income, profits or assets of such Person; provided, however, that such Person shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

1.2. Maintenance of Books and Records. Each of the Obligors shall maintain regular books of record and account in which full, true and correct entries in conformity with Brazilian GAAP, applied on consistent basis, shall be made of all financial transactions and matters involving its assets and business and shall upon 10 Business Days prior written notice permit reasonable access during normal business hours to visit and inspect any of its material properties and to discuss its respective affairs, finances, and accounts with its respective appropriate officers to the Administrative Agent, at the expense of the Borrower, (i) not more than four times per year as long as no Event of Default shall have occurred and be continuing and (ii) at any time during which an Event of Default shall have occurred and be continuing.

1.3. Conduct of Business. Each of the Obligors shall, and shall cause each member of the Restricted Group to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect the rights, such as licenses, permits, franchises and assets material to the conduct of the business of the Obligors, with the exception of the license held by the Borrower for the provision of long distance telecommunication services. Each of the Obligors shall, and shall cause each member of the Restricted Group to, conduct its businesses in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its assets where failure to do so, individually or in the aggregate, would have a Material Adverse Effect, except for a breach under any such laws, rules, regulations and orders of any Governmental Authority that is being contested in good faith by appropriate proceedings.

1.4. Insurance. Each of the Obligors will, subject to applicable law and availability in the market, maintain with reputable insurance companies insurance on its respective business and assets in at least such amounts and against at least such risks as are usually maintained, retained or insured against in the same general area by companies of established repute engaged in the same or a similar business. The Obligors will furnish to the Administrative Agent, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

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1.5. Negative Pledge. Each of the Obligors will not, and will not permit any member of the Restricted Group to, create or permit to subsist any Lien over any of its respective assets or revenues other than the following Liens (collectively, the "Permitted Liens"):

(i) Liens maintained in the ordinary course of business;

(ii) Liens required by operation of law or regulation or by any Governmental Authority, including, without limitation, Liens required to secure a judgment (subject to Item 9 of Appendix 4);

(iii) Liens in existence on the date hereof and notified and approved by the Administrative Agent prior to the Closing Date, which approval shall not be unreasonably withheld;

(iv) any Lien over any asset acquired by a member of the Restricted Group and/or the TB Group after the Closing Date if such Lien was not created in contemplation of the acquisition of that asset by a member of the Restricted Group and/or the TB Group and such Lien is removed or discharged within three months of the date of acquisition of such asset;

(v) Liens existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event; any Lien existing on any asset of any company which becomes a member of the Restricted Group and/or the TB Group after the Closing Date, where such Lien is created prior to the date on which that company becomes a member of the Restricted Group and/or the TB Group, if such Lien was not created in contemplation of the acquisition of that asset by a member of the Restricted Group and/or the TB Group and such Lien is removed or discharged within three months of the date of acquisition of such asset

(vi) Liens in connection with any existing loan of Maxitel S.A. or TIM Sul S.A. from, or arranged by, BNDES; or

(vii) any other Lien securing Borrowings in an aggregate amount not exceeding R$ 1.400.000.000,00 relating to (a) loans from, or arranged by, BNDES obtained by the Borrower and (b) any securitization transaction involving receivables originated by a member of the Restricted Group.

1.6. Ranking. Each of the Obligors will promptly take all actions as may be necessary to ensure that its respective obligations under the Finance Documents will at all times constitute unconditional and unsubordinated general obligations thereof ranking at least *pari passu* with all other present and future unsubordinated obligations thereof except for: (i) (a) loans from, or arranged by, BNDES obtained by the Borrower and (b) any securitization transaction involving receivables originated by a member of the Restricted Group, which, together, are in an aggregate amount not exceeding R$ 1.400.000.000,00; and (ii) obligations mandatorily preferred by operation of law.

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1.7. Notice of Event of Default. The Borrower will furnish to the Administrative Agent notice of the occurrence of any Event of Default or Potential Event of Default which is continuing promptly after becoming aware of the same.

1.8. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent with sufficient copies to the Lenders:

(i) within 120 days after the end of each fiscal year the audited consolidated financial statements of each of the Guarantor and TP as of the end of such fiscal year, reported by independent public accountants and certified by a Financial Officer as presenting fairly, in each case, in all material respects the financial position and results of operations of each of such Persons in accordance with Brazilian GAAP;

(ii) within 120 days after the end of each fiscal year the audited unconsolidated financial statements of each of the Borrower, the Guarantor and TP as of the end of such fiscal year, reported by independent public accountants and certified by a Financial Officer as presenting fairly, in each case, in all material respects the financial position and results of operations of each of such Persons in accordance with Brazilian GAAP;

(iii) within 90 days after the end of each semester of each fiscal year the unaudited consolidated financial statements of each of the Guarantor and TP as of the end of such semester, reported by independent public accountants and certified by a Financial Officer as presenting fairly, in each case, in all material respects the financial position and results of operations of each of such Persons in accordance with Brazilian GAAP;

(iv) within 90 days after the end of each semester of each fiscal year the unaudited unconsolidated financial statements of each of the Borrower, the Guarantor and TP as of the end of such semester, reported by independent public accountants and certified by a Financial Officer as presenting fairly, in each case, in all material respects the financial position and results of operations of each of such Persons in accordance with Brazilian GAAP;

(v) within 15 days of the date of delivery of financial statements under items (i) to (iv) above, a certificate of a Financial Officer setting forth the calculations of the ratios contained in Items 2.1 and 2.2 of this Appendix 3 (each, a "Compliance Certificate");

(vi) promptly following any request therefore, such other information regarding the operations, business affairs and financial condition of any member of the Restricted Group and/or the TB Group, as the Administrative Agent may reasonably request and which is not prohibited from being delivered to the Finance Parties; and

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(vii) notice of any changes to the accounting policies used in the preparation of the financial statements required to be delivered hereunder together with a related reconciliation.

1.9. Transactions with Affiliates. Each of the Obligors will not, and will not permit any member of the Restricted Group to, sell, lease or otherwise transfer any assets to, or purchase, lease or otherwise acquire any assets from, or otherwise engage in any other transaction with, any of its Affiliates not belonging to the Restricted Group, except on terms and conditions (taken as a whole) that are not less favorable to the Obligor or such member of the Restricted Group, as applicable, than could be obtained on an arm's-length basis from unrelated third parties.

1.10. Restrictions on Acquisitions. Each of the Obligors will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any Merger with any Person that was not a wholly owned Subsidiary before such Merger) (i) any shares of capital stock, partnership interests, membership interests or other equity ownership interests in a Person which corporate purpose involves activities other than activities related to the telecommunications, media and office products businesses or (ii) any warrants, options or other rights to acquire such shares or interests.

1.11. Restrictions on Mergers. Each of the Obligors will not, and will not permit any of its Subsidiaries to, enter into any transaction of merger or consolidation; provided that:

(i) nothing herein shall be deemed to restrict any member of the Restricted Group an/or of the TB Group from merging or consolidating or effecting any solvent corporate reorganisation or contribution of assets with any Person (a "Merger"), whether or not such Person belongs to the Restricted Group and/or of the TB Group, provided further that (a) the surviving entity continues to be bound by all the obligations of such Obligor under the Finance Documents prior to such Merger; (b) TI directly or indirectly continues to control the surviving entity and (c) the financial position of the surviving entity shall not be worse than the financial position of the member of the Restricted Group or the TB Group prior to the Merger, which shall be supported by certified pro-forma calculations to be provided to the Administrative Agent prior to such Merger; and

(ii) any other Merger previously approved by an Instructing Group shall be permitted.

1.12. No Material Change in Business. Subject to the provisions of Item 1.11 of this Appendix 3, each of the Obligors shall, and shall cause each member of the Restricted Group to, procure that no material change is made to the general nature of the business of the Obligors or any member of the Restricted Group from that carried as of the Closing Date, except in respect of the provision of long distance telecommunication services; provided, however, that any change of business previously approved by an Instructing Group shall be permitted.

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1.13. Asset Sales. Each Obligor will not, directly or indirectly, sell, transfer, lease or otherwise dispose of, by one or more transactions or series of transactions (whether related or not), any asset, in whole or in part, other than disposals:

(i) in the ordinary course of its business;

(ii) for fair market value, provided that, at the Obligors' sole discretion, (a) the net disposal proceeds are applied towards prepayment of the Facilities or (b) the net disposal proceeds are re-invested within 12 months after the date of such disposal in assets to be used in the ordinary course of business of the disposing entity; or (c) the higher of the consideration and market value of all assets of the Restricted Group disposed of pursuant to this Paragraph (ii) shall not in aggregate exceed R$ 75.000.000,00;

(iii) of obsolete or redundant assets;

(iv) within the Restricted Group, subject to the provisions of Item 1.11 of this Appendix 3;

(v) for the purpose of a transaction involving the securitization of an Obligor's receivables in an aggregate amount of up to R$ 400.000.000,00; or

(vi) of assets related to the provision of long distance telecommunication services.

1.14. Environmental Requirements. The Borrower shall not use the proceeds from any Disbursement for any purposes that may be harmful to the environment or that are not in compliance with the National Environmental Policy (Law no. 6,938 dated August 31, 1981, and related laws and regulations).

2. Financial Covenants

2.1. Consolidated Net Debt/Consolidated EBITDA Ratio. The Guarantor will not permit the Consolidated Net Debt/Consolidated EBITDA ratio as of the end of any semester to be more than the ratio set forth below opposite the date on which such semester ends:

Period ending during	Ratio
December 31, 2005	3.00:1.00
June 30, 2006	2.75:1.00
December 31, 2006	2.50:1.00
June 30, 2007	2.25:1.00
Thereafter	2.00:1.00

2.2. Interest Cover Ratio. The Guarantor will not permit the Interest Cover ratio as of the end of any semester to be less than the ratio set forth below opposite the date on which such semester ends:

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Period ending during	Ratio
December 31, 2005	1.50:1.00
June 30, 2006	1.75:1.00
December 31, 2006	2.00:1.00
Thereafter	2.25:1.00

2.3. Interest Cover Ratio. The financial covenants set forth in this Item 2 shall be tested by reference to each of the financial statements and/or each certificate delivered pursuant to Item 1.8 of this Appendix 3.

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APPENDIX 4

EVENTS OF DEFAULT

Each of the following will constitute an Event of Default under this Agreement.

1. Non-payment under a Finance Document. Any Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) such failure is caused by an error of technical or administrative nature and (ii) such amount is paid within five Business Days of its due date.

2. Breach of Financial Covenants. If the Guarantor fails to observe or perform any covenant contained in Item 2 of Appendix 3, it shall be considered an Event of Default.

3. Breach of Other Covenants. Any Obligor shall fail to observe or perform any obligation, covenant, term or condition required to be observed or performed by it under the Finance Documents and such failure shall continue unremedied for a period of 30 days from the date the relevant Obligor becomes aware of such non-compliance.

4. Misrepresentation. Any representation, warranty or statement made or deemed to be made by an Obligor in the Finance Documents or any certificate, financial statement or other document, delivered by or on behalf of such Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made unless the circumstances giving rise to such misrepresentation are (i) capable of remedy and (ii) are remedied within 30 days after the relevant Obligor becomes aware of such circumstances.

5. Cross-Default. (i) Any Obligor or any member of the Restricted Group does not pay on the due date any amount payable (after giving effect to any notice requirement or grace period) in respect of any agreement or instrument relating to any Borrowings in an aggregate outstanding principal amount equal to or greater than R$ 75.000.000,00 at the place and in the currency in which it is expressed to be payable; (ii) any Borrowings of a member of the Restricted Group in an aggregate outstanding principal amount equal to or greater than R$ 75.000.000,00 is declared to be or otherwise becomes due and payable prior to its specified maturity; or (iii) any creditor becomes entitled to declare any Borrowing of a member of the Restricted Group in an aggregate outstanding principal amount equal to or greater than R$ 75.000.000,00 due and payable prior to its specified maturity.

6. Insolvency. Any member of the Restricted Group shall (i) be unable to pay its debts as they fall due, (ii) admit in writing its inability to, or be generally unable to, pay its debts as such debts become due, (iii) suspend making payments on all or any class of its debts or

57

announce an intention to do so, or a moratorium shall be declared in respect of any of its indebtedness, or (iv) shall be subject to any event which under the laws of Brazil has an analogous effect to any of the events referred to in Items (i), (ii) and (iii).

7. Voluntary Bankruptcy. Any member of the Restricted Group shall (i) file a petition seeking bankruptcy, reorganization, liquidation, dissolution, winding up, composition, readjustment of debts or any other relief with respect to itself or of all or a substantial part of its assets under any law relating to bankruptcy, insolvency, reorganization or any similar relief now or hereafter in effect, (ii) seek or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or other similar official of itself or of all or a substantial part of its assets or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) make a general assignment for the benefit of its creditors, (iv) consent to the institution of, or fail to contest in a timely and appropriate manner any proceeding or petition described in Item 8 of Appendix 4, or (v) take any corporate action for the purpose of effecting any of the foregoing.

8. Involuntary Bankruptcy. A proceeding or case shall be commenced against any member of the Restricted Group without its application or consent seeking (i) its bankruptcy, reorganization, liquidation, dissolution, winding up, composition readjustment of its debts, (ii) the appointment of a receiver, custodian, trustee, liquidator or other similar official of itself or of all or a substantial part of its assets or (iii) similar relief in respect of any bankruptcy, insolvency or other similar law as now or hereafter in effect, provided, however, that no such Event of Default shall exist if such proceeding or case is (a) frivolous or vexatious and is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and (b) is dismissed or stayed within 60 days.

9. Execution. Execution levied or security enforced against the assets of any member of the Restricted Group, where the greater of the individual book or market value of such assets is in excess of R$ 75.000.000,00 and shall remain undismissed and unstayed for a period of 30 days or an order for relief shall be entered against an Obligor under any bankruptcy, insolvency or other similar law as now or hereafter in effect, provided, however, that no such Event of Default shall exist if the relevant procedure is (i) frivolous or vexatious and is being contested in good faith by appropriate proceedings properly and (ii) is dismissed or stayed within 60 days following valid service of process in execution or an order for relief shall be entered against a member of the Restricted Group under any bankruptcy, insolvency or other similar law as now or hereafter in effect.

10. Non-payment of Judgments. Any member of the Restricted Group does not pay on the due date any amount payable by it under a non-appealable final judgment in an amount equal to or greater than R$ 75.000.000,00.

11. Illegality. Any Finance Document shall at any time be suspended or revoked or terminated or for any reason cease to be valid and binding or in full force and effect (other than upon expiration in accordance with the terms thereof) or performance or compliance

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by the Obligors of any of its payment or other material obligations thereunder shall become unlawful or any party shall so assert in writing or the validity or enforceability thereof shall be contested by the Obligors or by any Governmental Authority, unless such illegality is being contested in good faith by appropriate proceedings properly instituted and diligently conducted.

12. Termination of Businesses. Subject to the provisions of Item 1.11 of Appendix 3, any Obligor shall cease to carry the businesses it carries as of the Closing Date, except for the long distance telecommunication business.

13. Revocation of Licences. The revocation, cancellation or expiration of any license or concession granted to any member of the Restricted Group which is necessary for the conduct of its businesses, except for the long distance telecommunication business.

14. Political Event. Any Governmental Authority shall condemn, seize, intervene in, compulsorily purchase or expropriate all or any substantial portion of the assets or revenues of any member of the Restricted Group, with the exception of the license and the assets relating to the provision of long distance telecommunication services.

VISTO JURÍDICO HSBC VISTO

Banco Société Générale

JURÍDICO TIM

ITS Santander Banespa Jurídico Atacado

59

Banco Votorantim SA Dep. Jurídico

JURÍDICA UNIBANCO

EXHIBIT 1

FORM OF DISBURSEMENT REQUEST

[Place], [Date]

To:
HSBC Bank Brasil S.A. – Banco Múltiplo
Travessa Oliveira Bello, No. 34, 4th Floor,
Curitiba, Paraná, Brazil

Dear Sirs,

Reference is made to the Master Term Loan Credit Facility Agreement dated August 26, 2005 and made among, *inter alia*, TIM Celular S.A., as borrower (the "Borrower"), TIM Brasil Serviços e Participações S.A., as guarantor (the "Guarantor"), HSBC Bank Brasil S.A. – Banco Múltiplo, as administrative agent, and the financial institutions named therein as lenders (the "Facility Agreement"). Terms defined in the Facility Agreement shall have the same meaning in this notice.

The Borrower hereby gives you notice that, pursuant to the Facility Agreement and upon the terms and subject to the conditions contained therein, it wishes the Lenders to make a [Facility A Disbursement]/[Facility B Disbursement] as follows:

(i) Principal amount: R$ [•];

(ii) Utilisation Date: [•];

(iii) Interest Period: [•].

Each of the Borrower and the Guarantor confirm that, at the date hereof, no Event of Default or Potential Event of Default has occurred or is continuing and that the Repeated Representations are true in all material respects.

The Borrower hereby acknowledges that this Disbursement Request is irrevocable.

Yours faithfully,

TIM CELULAR S.A.

Name: Title:	Name: Title:

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EXHIBIT 2

FORM OF *CÉDULA DE CRÉDITO BANCÁRIO*

CERTIFICADO No.	VALOR	DATA DE EMISSÃO	DATA DE VENCIMENTO
1 – EMISSOR TIM CELULAR S.A.		CNPJ/MF: 04.206.050/0001-80	
Endereço: Av. Giovanni Gronchi, 7.143	Estado: São Paulo	Cidade: São Paulo	Telefone: [•]
2 – CREDOR [•]		CNPJ/MF: [•]	
Endereço:	Estado: [•]	Cidade: [•]	Telefone: [•]
3 – AVALISTA TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.		CNPJ/MF: 02.600.854/0001-34	
Endereço: Av. das Américas, 3.434, bloco 1, 6º andar	Estado: Rio de Janeiro	Cidade: Rio de Janeiro	Telefone: [•]
4 –CRÉDITO 4.1 – Natureza: Linha de Crédito			
4.2 –Valor do Principal: R$ [•] ([•])			
4.3 – Valor Líquido do Principal: R$ [•] ([•])		3.5 – IOF:	
4.4 – Local do Pagamento:			
4.5 – Conta de Pagamento:			
Banco:	Agência:	Conta:	
5 – JUROS 5.1 – Base de Reajuste: CDI		5.2 - Margem: inicialmente fixada em [•]% (conforme ajustada periodicamente, de acordo com o Artigo 7 abaixo)	
5.3 – Período de Juros: [•]			
5.4 – Taxa de Juros:			
[•]% por mês		[•]% por ano	
6. – VENCIMENTO [•]			
7 – DATAS DE PAGAMENTO DE JUROS Prestação No. Vencimento			

VISTO JURÍDICO HSBC VISTO
ITS Santander Banespa -Jurídico Atacado-
Banco Votorantim S.A. Dep. Jurídico
JURÍDICO TIM

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1.	This Bank Credit Certificate or Cédulas de Crédito Bancário (“CCB”) is issued pursuant to Master Term Loan Credit Facility Agreement dated August 26, 2005 entered into by the Issuer, the Lender and other parties of this instrument (“Facility Agreement”). The Facility Agreement contains supplementary provisions to this CCB, which shall be observed and complied with by the Issuer, the Lender and the Guarantor. Should there be any discrepancy between this CCB and the Facility Agreement, the Facility Agreement shall prevail.

2.	The Issuer hereby promises to pay, on the maturity established in Item 6 of the Introduction hereof, in the venue of payment set forth in Item 4.4. of the Introduction hereof, to the Lender indicated in Item 2 of the Introduction hereof, or at its order, the principal amount established in Item 4.2 of the Introduction hereof, plus due and unpaid interest and charges in domestic currency incurred until the effective date of payment. Interest rates shall be paid on each of the Interest Rates Payment Dates specified in Item 7 of the Introduction hereof.

3.	The amounts due under the terms of this CCB shall be paid to HSBC Bank Brasil S.A. – Banco Múltiplo on behalf of the lender until 4.00 p.m. of each Interest Rates Payment Date or Maturity Date, as this is the case. The payments shall be made with the immediately available funds, through a transfer to the account established in Item 4.5 of the Introduction hereof, net of any applicable taxes, including, but not limited to the amounts referring to the Provisional Contribution on Financial Operations—CPMF and the Tax on Financial Operations – IOF.

3.1.	Should the payment date falls on a non-business day, this payment shall be made on the following Business Day.

3.2.	For the purposes of this instrument “Business Day” refers to any day (except Saturday and Sunday), which is not a public holiday and in which banks are open for trades in general, in São Paulo and Rio de Janeiro.

4.	In order to determine the amount due pursuant to this instrument, the Issuer acknowledges as proof of his indebtedness, the credit amount mentioned in Item 4.2 of the Introduction hereof, plus interest and other expenses established in this CCB, as verified in the spreadsheets prepared by or on behalf of the Lender, which shall be become an integral part hereof. This evidence shall be conclusive, except in the case of evident error.

5.	The interest rates and charges set forth in Item 4 of the Introduction hereof shall incur on principal amount mentioned in Item 4.2 as per the following formula:

I = VNe x (Interest Factor – 1), where:

I	Interest, including the Margin, calculated with six decimal places, with no round-offs, due at the end of each Interest Rate Period;

VNe	Amount of the principal balance in the beginning of the Interest Rate Period calculated with six decimal places, with no round-offs;

Interest Factor	Interest factor composed of the variable parameter plus the Margin, calculated with nine decimal places, with round-offs, as follows:

Interest	Factor = (DI Factor x Spread Factor), where:

DI Factor Product of the DI-Over rates, based on the percentage applied, as from and including the first day of an Interest Rate Period, until but not including the last day of same Interest Rate Period, calculated with eight decimal places and round-offs, as follows:

n – Global number of DI – Over Rates used in the calculation;

DIRk - Daily DI-Over Rate, calculated with eight decimal places with round-offs, as follows:

DIk – DI-Over Rate announced by the Clearing House for the Custody and Financial Settlement of Securities – CETIP (“CETIP”) valid for one Business Day (overnight) with two decimal places.

Spread Factor - Margin calculated with nine decimal places, with round-offs as follows:

M – Margin;

DE – Number of days elapsed during the

respective Interest Rate Period.

6.	The Interest Rate Period shall be determined as follows: (i) the first Interest Rate Period is the period starting on the Issue Date and ending on the first Interest Rate Payment Date, as indicated in Item 7 of the Introduction hereof; and (ii) each subsequent Interest Rate Period shall start on the ending date of the previous Interest Rate Period and shall end on the following Interest Rate Payment Date.

7.	The Margin shall be determined as follows: (i) until August 26, 2006, the applicable Margin shall be 1.25% p.a.; (ii) as from August 26, 2006 the applicable Margin shall be the annual percentage established below, alongside the Consolidated Net Debt/ Consolidated EBITDA ratios specified as follows, adjusted on a half-yearly basis.

Consolidated Net Debt/ Consolidated EBITDA	Margin
Greater than or equal to 2.75:1	1.50%
Less than 2.75:1.00, but greater than or equal to 2.25:1.00	1.25%
Less than 2.25:1.00, but greater than or equal to 1.75:1.00	1.00%
Less than 1.75:1.00	0.90%

7.1.	For the purposes of this instrument:

At any given moment, “Loans” mean the principal balance, capital or nominal value of any fixed or minimum premium payable as a result of the accelerated payment or redemption of any debt related to:

(i)	money borrowed and outstanding balances with financial institutions;

(ii)	any amount raised by acceptance according to any credit facility;

(iii)	any amount raised under the terms of any purchase of securities or issue of bonds, notes, debentures, loans for the purchase of shares or any other similar instrument;

(iv)	the amount of any liability referring to any leasing or lease and purchase agreement, which, according to the generally accepted accounting practices would be treated as financial leasing or of fixed assets;

(v)	receivables sold or discounted (except for any receivables sold without right of recourse);

(vi)	any counter-indemnification liability referring to a guarantee, indemnification, obligation, “standby” letter of credit or document or any other instrument issued by a bank or financial institution (except for any guarantee given in relation to commercial credit resulting from the normal course of businesses);

(vii)	any amount raised from the issue of redeemable shares, which may be redeemed at the discretion of the titleholder before August 26, 2005;

(viii)	any amount from any liability related to an advance agreement or deferred purchase agreement if one of the main purposes for the execution of this agreement is to raise funds;

(ix)	any amount raised in any other transaction (including any installment sale or purchase agreement) having the commercial effect of a loan; and

(x)	(with no duplicity) the amount of any liability referring to any guarantee or indemnification related to any of the aforementioned items.

At any given moment, “Cash and Cash Equivalents” mean to cash in banks, denominated in Reais or in any other currency convertible into Reais in the Brazilian interbank market and credited to an account on behalf of a member of the TB Group with a good reputation financial institution, from which, a member of the TB Group is the sole beneficiary, entitled to (i) the referred cash may be reimbursed upon request, (ii) the reimbursement of that cash is not contingent to the waiver of accelerated payment of any debts of any member of the TB Group or any other person, or to the compliance with any other condition, (iii) there is no guarantee for that cash, except for the Permitted Liens guaranteeing Loans, and (iv) this cash is free and immediately available to be applied in the amortization or prepayment of Loans.

“Investments in Cash and Cash Equivalents” mean debt instruments denominated in Reais or in any other currency convertible into Reais in the Brazilian interbank market, provided that these debt instruments are not convertible into securities of any other nature.

For any measurement period, “Consolidated EBITDA” means TB Group’s consolidated profit resulting from the activities during that measurement period:

(i)	before the deduction of any Consolidated Net Financial Charges;

(ii)	before the consideration of any items treated as extraordinary or exceptional items;

(iii)	before the deduction of any amount of any profit of TB Group attributable to any company in which said member of the TB Group holds minority vote;

(iv)	before the deduction of any amount attributable to the amortization of intangible assets or the depreciation of tangible assets; and

(v)	after the deduction of an amount equal to the Relevant Percentage of any profit of any member of TB Group (Except for the Issuer and Maxitel S.A.) in which the Guarantor (directly or indirectly) holds a minority economic interest, but it is entitled to majority vote.

in each case, as added, deducted or considered, accordingly, for the purposes of calculating the TB Group’s profits resulting from routine activities, before taxes, amortization and depreciation.

At any given moment, “Consolidated Net Debt” means the total amount of all the Group TB’s obligations related to loans, but:

(i) including, in the case of financial leasing, only the amount then capitalized;

(ii)	deducting an amount equal to the Relevant Percentage of these obligations of any member of TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote;

(iii)	excluding any obligations with any member of the TB Group (but adding the Relevant Percentage of any of these obligations due to a member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but is entitled to majority vote; and

(iv)	deducting the total amount of Cash and Cash Equivalents and Investments in Cash and Cash Equivalents freely available held by any member of the TB Group in that occasion (but adding an amount equal to the Relevant Percentage of Cash and Cash Equivalents and Investments in Cash and Cash Equivalents held by any member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote), so that no amount is included or excluded more than once.

“Consolidated Net Financial Charges” mean for any measurement period, the total amount of accrued interest, fees, charges, discounts, break costs, premiums and other financial payments referring to loans, whether paid, payable or capitalized by any member of the TB Group in relation to that measurement period:

(i)	excluding the Relevant Percentage of any of the obligations of any member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote;

(ii)	excluding any obligations to any member of the TB Group (but adding the Relevant Percentage of any of these obligations due to a member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote);

(iii)	including interest rates on the payment of leasing, rent and purchases (but excluding the Relevant Percentage of any of this interest rate to be paid by any member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote;

(iv)	including any fee, charge, discount and other financial payments accrued to be made by any member of TB Group under the terms of any interest rate hedge agreement (but excluding the Relevant Percentage of any of these financial expenses to be paid by any member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote;

(v)	deducting any fee, charge, discount and other financial payments accrued due to any member of TB Group under the terms of any interest rate hedge agreement (but adding the Relevant Percentage of any of these liabilities due to a member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote);

(vi)	deducting any interest rate accrued due to any member of the TB Group on any deposit or bank account (but adding an amount equal to the Relevant Percentage of this interest rate accrued due to any member of the TB Group (except for the Issuer and Maxitel S.A.) in which the Guarantor directly or indirectly holds a minority economic interest, but it is entitled to majority vote; and

(vii)	adding the amount of any cash dividends or distributions paid or made by the Guarantor referring to that measurement period.

At any given moment, “Relevant Percentage” means in relation to any member of TB Group, the percentage of economic interest in that member of the TB Group not held by the Guarantor; for clarity purposes, for the purposes of calculation of the Relevant Percentage in relation to any indirect subsidiary of the Guarantor, the Relevant Percentage of any and all relevant intermediary members of TB Group shall be taken into account in order to determine the economic interest not held by the Guarantor in that indirect subsidiary.

“Subsidiary” means in relation to any person (i) a joint-stock company in which more than 50% of the combined voting power of outstanding voting right shares is held, directly or indirectly, by this person and/or by one or more of this person’s Subsidiaries or (ii) any other person (except a joint-stock company) in which this person and/or one or more of the other Subsidiaries directly or indirectly have the power to establish that person’s policies, management and issues.

“TB Group” means the Guarantor and its Subsidiaries.

8.	Should the Issuer make a payment of interest rate at an amount lower than that held by it, the Issuer shall supplement this payment (as adjusted by the applicable interest rate and default charges, pursuant to Article 13 below) on the Business Day following the date on which that payment has been made. In case the amount paid by the Issuer as interest rate exceeds the amount effectively held by it, the Issuer shall receive the amount overpaid, without any adjustment or fine of any kind, until 5 p.m. of the Business Day following the date on which the payment has been made.

9.	Should the CDI Rate be unavailable on the date it is to be calculated, the most recent CDI Rate available shall be applied to this calculation. If the CDI Rate remains unavailable for a period longer than 30 consecutive days, the rate succeeding the CDI Rate shall be applied, or, if this rate does not exist, an alternative rate shall be agreed upon, according to Section 5.3(iii) of the Facility Agreement, except that should no agreement be reached during the following 45 days, the amounts due under the terms of this instrument shall become automatically due.

10.	The Issuer may prepay this CCB, in full or in part, together with any other applicable interest rate incurring thereon, until the prepayment date, by means of delivery of a notice informing the date proposed and the total principal amount of prepayment until 12.00 p.m. of a day, at least, two Business Days prior to the date proposed for the prepayment.

11.	The Guarantor (for due and valid consideration received) hereby guarantees on an irrevocable and unconditional basis, by means of “aval” guarantee in this CCB, the full and punctual observance and compliance with all the Issuer’s terms, conditions and obligations provided for hereby and agrees to pay within one Business Day of the requirement any and all amounts the Issuer, at any given moment, is obliged to pay to the Lender under the terms of this CCB or related thereto, and which has become due, but it has not been paid at the moment in which such requirement has been made.

12.	Pursuant to Article 14 of the Facility Agreement, upon the occurrence of a Default Event, the principal amount set forth in Item 4.2 of the Introduction hereof, together with accrued interest and all other amounts accumulated or due under the terms of this instrument, may be immediately declared as due, without the presentation of collection, demand, protest documents or other notice of any nature, the Issuer and the Guarantor waiving all of them (jointly, the “Obligors”).

12.1	For the purposes of this instrument, a “Default Event” means any of the circumstances outlined below:

(i)	Non-payment. Any Obligor fails to pay on the due date any amount to be paid under the terms of this instrument, at the place and in the currency indicated unless (a) this failure is caused by an error of technical or administrative nature and (b) this amount is paid within 5 Business Days as from the due date.

(ii)	Infringement to Financial Obligations.

(a)	At the end of any half-year period, the Consolidated Net Debt/EBITDA ratio is higher than the ratio established below, beside the date on which the half-year period ends.

Period ended on	Ratio
December 31, 2005	3.00:1.00
June 30, 2006	2.75:1.00
December 31, 2006	2.50:1.00
June 30, 2007	2.25:1.00
Subsequently	2.00:1.00

(b)	At the end of any half-year period, the Interest Rate Coverage ratio is lower than the ratio established below, beside the date on which such half-year period ends.

Period ended on	Ratio
December 31, 2005	1.50:1.00
June 30, 2006	1.75:1.00
December 31, 2006	2.00:1.00
Subsequently	2.25:1.00

(c)	The financial obligations established above shall be calculated based on each of the financial statements delivered by the Issuer to the Lender.

(iii)	Infringement to Other Obligations. Any Obligor fails to observe or comply with any obligation, covenant, term or condition to be observed or complied with under the terms of this instrument, and if this failure is still not remedied for a period of 30 days as from the date the referred Obligor is aware of the non-compliance.

(iv)	Misrepresentation. Any representation, guarantee or statement made by the Obligor under the terms of this instrument, which is or which is proved to be inaccurate or misleading in any relevant aspect when made or considered as made, unless the circumstances giving rise to such misrepresentation (a) are possible to be remedied (b) are remedied within 30 days after the referred Obligor is aware of the circumstances.

(v)	Cross Default: (a) Any Obligor or any member of the Restricted Group fails to pay, on the due date, at the place and in the currency, any amount to be paid (after complying with any notice requirements or maturity of grace period) in relation to any agreement or instrument referring to any Loans, the total amount of principal balance is equal or greater than R$75,000,000.00; (b) any Loan of a member of the Restricted Group, the total amount of principal balance is equal or greater than R$75,000,000.00, is declared or otherwise becomes due before the specified maturity; or (c) any lender then is entitled to declare as due any Loan of a member of the Restricted Group, the total amount of principal balance is equal or greater than R$75,000,000.00, before the specified maturity.

(vi)	Insolvency: Any member of the Restricted Group (a) fails to pay its debts when these become due, (b) acknowledge in writing its inability, or in general unable to its debts when these become due, (c) suspends payments of the entirety or of any kind of debt or announces its intention to do so, or if default is declared in relation to any debt, or (d) it is subject to any event, which, according to the Brazilian laws, has an effect similar to any of the events mentioned in paragraphs (a), (b) and (c).

(vii)	Voluntary Bankruptcy: Any member of the Restricted Group (a) files a petition for bankruptcy, recovery, liquidation, dissolution, composition or rescheduling of debts or any other legal remedy for itself or the total or substantial part of its assets, under the terms of any law referring to bankruptcy, insolvency, recovery or any similar legal process in effect on this date or subsequently, (b) seeks or agrees to the appointment or the investiture of a depositary, custodian, trustee, liquidator or any other similar representative for itself or for the total or substantial part of its assets or agrees to any of these measures or to the appointment or investiture of such representative in an involuntary case or another proceeding brought against such member of the Restricted Group, (c) makes a general assignment in benefit of its lenders, (d) agrees to the filing or fails to timely challenge and appropriately to any proceeding or petition described in Paragraph (viii) below, or (e) takes any corporate measure with a view to carrying out any of the above.

(viii)

Involuntary Bankruptcy: A lawsuit is brought against any member of the Restricted Group without its request or consent, pursuing (a) bankruptcy, recovery, liquidation, dissolution, composition or rescheduling of debts, (b) the appointment of a depositary, custodian, trustee, liquidator or any other similar representative for itself or for the total or substantial part of its assets, or (c) similar legal process related to bankruptcy, insolvency law, or any similar law in effect on this date or subsequently, however, except that no Default Event shall exist if this legal process or should this legal process (1) be incoherent or vexatious and it is being challenged in good faith by proceedings duly brought and diligently conducted and (2) it is deemed unfounded or suspended within 60 days.

(ix)	Execution: The filing of execution proceedings or guarantee execution against the assets of any member of the Restricted Group, in which the individual book value or these assets’ market value, whichever is greater, exceeds R$75,000,000.00 and which is not declared unfounded or suspended within a period of 30 days or a legal measure is rendered against an Obligor under the terms of any bankruptcy, insolvency law, or any similar law in effect on this date or subsequently, except that, however, no Default Event shall exist if this legal process under consideration is (1) is incoherent or vexatious and is being challenged in good faith by proceedings duly brought and (2) it is deemed unfounded or suspended within 60 days after the valid execution notice or if a legal process is rendered against a member of the Restricted Group, under the terms of any bankruptcy, insolvency law, or any similar law in effect on this date or subsequently.

(x)	Non-payment of Award. Any member of the Restricted Group does not pay on the due date any amount due thereby under the terms of an unappealable award, at an amount equal or greater than R$75,000,000.00.

(xi)	Illegality. If at any moment this CCB is suspended, revoked or extinguished, if for any reason, it is no longer valid and binding upon or in full force and effect (except in case of maturity according to respective terms), or the Obligors’ observance or compliance with one of their payment obligations or other relevant obligations provided for herein become illegal, or if one of the parties thus states this in writing, of if its validity or applicability is questioned by the Obligors or by any Government Authority, unless such illegality is challenged in good faith by proceedings duly brought and diligently conducted.

(xii)	Discontinuance of Business. Any Obligor no longer performs the business it carries out on the Issue Date, except for the long-distance telecommunication business or in view of a merger allowed according to Item 1.11 or Exhibit 3 of the Facility Agreement.

(xiii)	License Revocation. The revocation, cancellation or expiration of any license or concession given to any member of the Restricted Group deemed as necessary for the execution of its businesses, except for long-distance telecommunication businesses.

(xiv)	Political Event. Any Government Authority condemns, confiscates, intervenes or compulsorily buys or expropriates the total or a significant part of the assets or revenues of any member of the Restricted Group, except for the license and the assets related to the rendering of long-distance telecommunication services.

12.2.	For the purposes of this instrument:

“Government Authority” means any country or government, any State or respective political subdivision and any entity performing executive, legislative, judicial, regulatory or administrative duties of the government or related thereto.

“Restricted Group” means the Issuer, the Guarantor, Maxitel S.A., Tim Participações S.A., TIM Nordeste Telecomunicações S.A. and TIM Sul S.A.

13.	The Issuer and the Guarantor severally represent and guarantee to the Lender, on the Issue Date, that:

(i)	Organization and Authority. Each of the Obligors is duly incorporated, validly existing and in good standing before the Brazilian laws, with all the powers, licenses, consents and approvals necessary to own assets and carry out businesses as they are currently conducted and, except when in a global scope, the inability to do so does not have a Relevant Adverse Effect, it is qualified to perform businesses and in good standing in all the jurisdictions where such qualifications are required.

(ii)	Authorization and Enforceability. The execution, formalization and performance of this CCB are in accordance with the Obligors’ powers and were duly authorized by all the necessary corporate measures. This CCB was duly signed and formalized by each of the Obligors and constitutes a legal, valid and binding obligation of the Obligors, enforceable according to its terms, subject to bankruptcy, insolvency, recovery, default, and other laws affecting lenders’ rights in general; it is understood that, for the purposes of this instrument, this CCB shall not be considered illegal, invalid, non-binding or unenforceable solely in view of one person questioning the legality, validity, binding effect or the enforceability before any Authority, Government or court, provided that such claim is being challenged in good faith and by proper procedures and an unappealable decision of such Government Authority or court has not been rendered.

(iii)

Business Activity and Absence of Immunity. Each of the Obligors shall be subject to the commercial and civil laws in relation to their obligations set forth herein. The execution, formalization and performance of this CCB by the Obligors constitute commercial and private acts and not public or governmental acts. Neither the Obligors nor any of their assets or revenues are entitled to any immunity in any jurisdiction in relation to proceedings, court jurisdiction, decision, seizure (either before or after the decision), compensation or execution of a decision or any other proceeding or legal process related to the obligations of each of the Obligors according to this instrument, except for the restrictions established under the terms of Law 8,987, dated February 13, 1995, related to certain assets of the Issuer classified therein as “reversible assets”.

(iv)	Inexistence of Relevant Adverse Change: Since June 30, 2005, there has been no relevant adverse change in the businesses or the financial situation of the Restricted Group and the TB Group considered as a whole.

(v)	Absence of Proceedings: There are no proceedings, litigations, inquiries or diligences before or brought by any court or Government Authority, whether domestic or international, in progress or that the Obligors are cognizant of, threatened, against or affecting any of the Obligors or to which any of the respective assets is subject and which would have a Relevant Adverse Effect. All pending proceedings or governmental processes in which either of the Obligors is part or to which any of the respective assets is subject, including routine and common litigations, incurred in the normal course of the businesses, could not result in Relevant Adverse Effect.

(vi)	Compliance with Laws and Agreements. Each of the Obligors complies with all laws, in all relevant aspects, regulations and decrees of any Government Authority applicable to such Obligor or its assets, as well as any other deed, agreement or other instrument binding upon such Obligor or its assets, except to the extent that the non-compliance, jointly, would not result in a Relevant Adverse Effect.

(vii)	Inexistence of Default Event. No Default Event has occurred or persists.

(viii)	Taxation. Each of the Obligors delivered all the tax returns required therefrom by the applicable laws (except to the extent that the non-delivery of these returns, individually or jointly, would not result in a Relevant Adverse Effect) and paid all the Taxes due referring to such returns or referring to any tax deficiency notice received by such Obligor, except for Taxes, if any, the non- payment of which, individually or jointly, would not result in Relevant Adverse Effect or which are being challenged in good faith by proper procedures.

(ix)	Classification. This CCB and the obligations set forth herein are general, direct, unconditional and non-subordinated obligations of the Obligors. These obligations are classified in payment rights, at least, pari passu in relation to all other non-guaranteed and non-subordinated debts of the Obligors, except for the (i) compulsory preferred obligations by force of law and (ii) (a) loans granted or arranged by BNDES and obtained by the Issuer and (b) any securitization operation involving receivables originated by a member of the Restricted Group, which, jointly, have total amount no greater than R$1,400,000,000.00.

13.1	For the purposes of this instrument:

“BNDES”	means the National Bank for Economic and Social Development.

“Relevant	Adverse Effect” means a relevant adverse effect on:

(i)	an Obligor’s capacity to comply with its payment obligations or other relevant obligations under the terms of this CCB; or

(ii)	the validity or enforceability of this CCB or of the Lender’s rights and remedies under the terms of this instrument.

“Liens” mean any mortgage, pledge, assignment, deposit agreement, security interest, lien, charge, encumbrance, preference, priority or other guarantee agreements or preference agreements of any kind or nature, on assets or revenues or related thereto or any other agreement having the practical effect of creating a security interest.

“Permitted Liens” mean:

(i)	Liens maintained in the normal course of businesses;

(ii)	Liens demanded by act of law or regulation or any Government Authority, including, but not limited to, Liens required to guarantee an award (in compliance with Paragraph (ix) of Article 12.1 above):

(iii)	Liens existing on August 26, 2005 and notified and approved by the Lender;

(iv)	any Lien on any asset acquired by a member of the Restricted Group and/or by the TB Group after August 26, 2005, if this lien has not been created as a result of the acquisition of that asset by a member of the Restricted Group and/or the TB Group and this Lien is withdrawn or released within three months as from the date of acquisition of this asset;

(v)	Existing Liens on any asset of any Person at the moment this Person becomes a Subsidiary and which have not been created as a result of this event; any Lien existing on any asset of any company, which becomes a member of the Restricted Group and/or the TB Group after August 26, 2005, when this Lien is created before the date on which the company becomes a member of the Restricted Group and/or the TB Group, if this Lien has not been created as a result of the acquisition of that asset by a member of the Restricted Group and/or the TB Group and this Lien is withdrawn or released within three months as from the date of acquisition of this asset;

(vi)	Liens related to any loan existing of Maxitel S.A. or TIM Sul S.A. grated or arranged by BNDES; or

(vii)	Any other Lien guaranteeing Loans at a total amount not greater than R$1,400,000,000.00 related to (a) loans granted or arranged by BNDES, obtained by the Issuer, and (b) any securitization operation involving receivables originated by a member of the Restricted Group.

“Taxes” mean any and all present or future taxes, contributions, tax levy, fees, deductions, charges or withholdings of any nature referring to any payment set forth herein and other related liabilities required by any Brazilian Government Authority or any of its political subdivisions, excluding taxes required and calculated referring to the net value effectively received or to be received by the Lender.

14.	Should an Obligor fail to pay any amount payable thereby, under the terms of this instrument, when due (either on the established maturity date, or by means of acceleration, or otherwise), 1% interest rate per month shall incur, besides interest incurring in accordance with Article 5 above, during the period started on the due date and ended on the date on which the obligation to pay such non-paid amount is suspended.

15.	The Lender may assign, in whole or in part, this CCB and the credit rights established herein, pursuant to Article 18 of the Facility Agreement.

16.	This CCB may, at the exclusive discretion of Lender, be registered at CETIP, in this case its assignment or transfer shall be exclusively carried out by electronic means at CETIP’s National Asset System - NAS or in any other system replacing it, and the Lender shall remain as the custody institution of this CCB, responsible for its physical custody. The Lender may appoint another institution as CCB depositary, which shall be exclusively responsible for its physical custody.

17.	In the event of non-compliance with this CCB, this CCB may be removed from NAS, and the custodian shall deliver the CCB to the Lender for the appropriate measures, observing the Article 14 of the Facility Agreement.

18.	The non-exercise by Lender of its rights provided for herein, as well as any waiver in relation to any delay in the compliance with the Issuer’s and/or Guarantor’s obligations established herein shall neither be interpreted as renewal of any clause hereof and nor prevent the Lender of exercising its rights at any moment, observing the Article 14 of the Facility Agreement.

19.	For the purposes of Resolution 2,724, dated May 31, 2000, each of the Obligors by means of this instrument authorizes the Lender, on an irrevocable and irreversible basis, during the term of this CCB: (i) to provide all the information related to the operation contemplated herein to the Credit Risk Center of the Brazilian Central Bank and (ii) to consult the information referring to such Obligor contained therein.

20.	This CCB is issued in two counterparts and only the Lender’s counterpart shall be negotiable.

21.	The parties submit on an irrevocable basis to the jurisdiction of the courts located in the city and state of São Paulo to solve any disputes or controversies related or derived from this CCB.

(Local), (Date)

Issued by

TIM CELULAR S.A.

Name:	Name:
Title:	Title:

“Aval” Guarantee from

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.

Name:	Name:
Title:	Title:

EXHIBIT 3

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Master Term Loan Credit Facility Agreement dated August 26, 2005, entered into by and among TIM Celular S.A. (the “Borrower”), TIM Brasil Serviços e Participações S.A. (the “Guarantor” and, together with the Borrower, the “Obligors”), HSBC Bank Brasil S.A. – Banco Múltiplo (the “Administrative Agent”), HSBC Bank plc and the Lenders party thereto (as amended, supplemented or otherwise modified from time to time, the “Facility Agreement”) and to the Cédulas de Crédito Bancário issued by the Borrower to [Insert Name of the Assignor] on [•] and [•] (the “CCBs” and, together with the Facility Agreement, the “Finance Documents”).

Except as otherwise expressly provided herein, capitalized terms used herein shall have the meanings assigned to such terms in the Facility Agreement.

[Insert Name and Qualification of the Assignor] (the “Assignor”) and [Insert Name and Qualification of the Assignee] (the “Assignee”) hereby agrees as follows:

1. The Assignor hereby sells and assigns, without recourse except as to the representations and warranties made by it herein, to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Finance Documents as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Finance Documents. After giving effect to such sale and assignment, the Assignee’s Commitments under the Facilities and the amount of the Disbursements owing by the Borrower to the Assignee will be as set forth on Schedule 1 hereto.

2. The Assignor (i) represents and warrants that its name set forth above is its legal name, that it is the legal and beneficial owner of the interest or interests being assigned by it hereunder and that such interest or interests are free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Finance Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Finance Document or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Obligors or the observance or performance by any of the Obligors of any of its obligations under any Finance Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the CCBs held by it and requests that the Administrative Agent exchange such CCBs for new CCBs, dated as of the Effective Date (as defined below), payable to the order of the Assignee in an amount equal to the assigned Disbursements assumed by the Assignee pursuant hereto and, as the case may be, new CCBs, dated as of the Effective Date, payable to the order of the Assignor in an amount equal to the Disbursements retained by the Assignor under the Finance Documents, respectively, as specified on Schedule 1 hereto.

3. The Assignee (i) confirms that it has received a copy of the Facility Agreement, together with copies of the financial statements referred to in Item 1.9 of Appendix 3 of the Facility Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Facility Agreement; (iii) represents and warrants that its name set forth above is its legal name; (iv) irrevocably constitutes and appoints the Administrative Agent to act as its agent under and in connection with the Finance Documents and hereby authorizes the Administrative Agent to exercise such rights, powers, authorities and discretions under the Finance Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Facility Agreement are required to be performed by it as a Lender.

4. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.

5. Upon such acceptance and recording by the Administrative Agent, the Administrative Agent shall give prompt notice thereof to the Obligors and deliver this Assignment and Acceptance for acknowledgement and consent by the Obligors (such consent not to be unreasonably withheld). The effective date of this Assignment and Acceptance (the “Effective Date”) shall be the date of consent by the Obligors, unless otherwise specified on Schedule 1 hereto (provided that, in this case, the Obligors shall have granted their prior consent). Pursuant to Section 18.3 of the Facility Agreement, no such consent by the Obligors shall be required if an Event of Default has occurred and is continuing under the Facility Agreement, in which case the Effective Date shall be the date of acceptance by the Administrative Agent in accordance with Item 5 above, unless otherwise specified on Schedule 1 hereto (provided that, in this case, the Administrative Agent shall have granted its prior acceptance).

6. Upon such acceptance and recording by the Administrative Agent and consent by the Obligors, as of the Effective Date, (i) the Assignee shall be a party to the Facility Agreement and, to the extent provided in this Assignment and Acceptance, shall have the rights and obligations of a Lender under the Finance Documents and (ii) the Assignor shall, to the extent provided in this assignment and Acceptance, relinquish its rights (other than its rights and obligations under Articles 6, 7, 10, 11 and 16 of the Facility Agreement to the extent any claim thereunder relates to an event arising prior to the Effective Date of this Assignment and Acceptance) and be released from its obligations under the Facility Agreement (and, if this Assignment and Acceptance covers all of the remaining portion of the rights and obligations of the Assignor under the Finance Documents, the Assignor shall cease to be a party thereto).

7. Within ten Business Days after receipt by the Borrower and the Guarantor of this Assignment and Acceptance from the Administrative Agent, each of the Borrower and the Guarantor shall deliver to the Administrative Agent the acknowledgements and consents of this Assignment and Acceptance and execute and deliver the new CCBs as may be required under Item 2 above. The registration with the CETIP of CCBs issued by reason of the assignment hereunder and any related transfer costs shall be borne exclusively by the parties to this Assignment and Acceptance.

8. This Assignment and Acceptance shall be governed and construed in accordance with the Brazilian law.

9. The parties irrevocably submit to the jurisdiction of the courts sitting in the City of São Paulo, State of São Paulo to resolve any disputes or controversies related to or arising from this Assignment and Acceptance.

IN WITNESS WHEREOF, each of the Assignor and Assignee has duly executed this Agreement on the first date specified below.

[Place], [Date]

Assignor
[•]

Name:	Name:
Title:	Title:

Assignee
[•]

Name:	Name:

Title:	Title:

Acknowledged and accepted on                     ,     20      by

HSBC BANK BRASIL S.A. – BANCO MÚLTIPLO

Name:	Name:

Title:	Title:

Acknowledged and agreed on                          , 20      by

TIM CELULAR S.A.

Name:	Name:

Title:	Title:

TIM BRASIL SERVIÇOS E PARTICIPAÇÕES S.A.

Name:	Name:

Title:	Title:

SCHEDULE 1

	Facility A	Facility B
Assignor

Percentage interest assigned	%	%

Commitment assigned	R$	R$

Outstanding principal amount of Disbursements assigned	R$	R$

Principal amount of Outstandings payable to Assignor	R$	R$

	Facility A	Facility B
Assignee

Percentage interest assumed	%	%

Commitment assumed	R$	R$

Outstanding principal amount of Disbursements assumed	R$	R$

Principal amount of Outstandings payable to Assignee	R$	R$

Effective Date (if other than the date of acceptance by Administrative Agent):

                    , 20    .